                                                                   EXHIBIT 10.71

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                             PARTICIPATION AGREEMENT

                                      among

                            LAM RESEARCH CORPORATION,
                                   as Lessee,



                                SCOTIABANC INC.,
                                   as Lessor,

                            THE BANK OF NOVA SCOTIA,
            as a Rent Purchaser and as Agent for the Rent Purchasers


                          -----------------------------

                          Dated as of January 19, 2000

                          -----------------------------


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

                             PARTICIPATION AGREEMENT

        THIS PARTICIPATION AGREEMENT, dated as of January 19, 2000 (this "Agreement"), is among LAM RESEARCH CORPORATION, a Delaware corporation (the "Lessee"); SCOTIABANC INC., a Delaware corporation, as Lessor (the "Lessor"), and THE BANK OF NOVA SCOTIA, as a Rent Purchaser (together with the other financial institutions as may from time to time become Rent Purchasers, the "Rent Purchasers") and as Agent for the Rent Purchasers (in such capacity, the "Agent"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Annex A hereto.

                              PRELIMINARY STATEMENT

        In consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                        -
                                THE RENT PURCHASE

        The Rent Purchasers have agreed to purchase from the Lessor an interest in the Lease Balance ("Rent Purchaser Advances") in an aggregate principal amount of up to $23,942,935.39 in order for the Lessor to acquire the Land and Improvements, and to pay other Project Costs. In consideration of the receipt of the proceeds of such Rent Purchaser Advances, the Lessor does hereby absolutely sell, assign, transfer and convey unto the Rent Purchasers all of the Lessor's right, title and interest in and to the interests with respect to the Lease Balance Debt; provided that this sale is without recourse to the Lessor (except to the extent of its representations expressly set forth herein).

        The sale of the interests in the Lease Balance Debt herein is a presently effective, absolute and unconditional assignment and transfer of such interests. As a further inducement to the Rent Purchasers, the Lessor covenants and agrees not to assert any claim or cause of action against the Rent Purchasers or seek to recover such interests on the grounds that the agreement in this Section 1 is a collateral assignment or is given as security for indebtedness rather than as an absolute present assignment.

        The Rent Purchasers shall receive interest on the Rent Purchaser Advances at the Lease Rate applicable to LIBOR Rent Purchaser Advances or ABR Rent Purchaser Advances, as the case may be, and shall be entitled to the benefits of the Pledge Agreement in accordance with their pro rata share of the Lease Balance together with the Lessor.

        On the Funding Date, each Rent Purchaser shall make a payment in respect of its purchase of the interest being funded by it on such date by making its Rent Purchaser Advance available to the Agent prior to 12:00 noon New York time by wire transfer in

                                       1.

immediately available funds at the account of the Agent at its payment office as set forth on SCHEDULE 2.6, or at such other account as to which the Agent shall notify such Rent Purchaser in writing, and the Agent shall forward such amounts to the Lessor's account at its payment office as set forth on SCHEDULE 2.6, or such other account as the Lessor may specify in writing, not later than 2:00 p.m. New York time on the same date. In the event a Rent Purchaser shall fail to make available to the Agent the full amount of such Rent Purchaser Advance by 12:00 noon New York time and unless Agent receives notice from such Rent Purchaser that it will not make available its pro rata share of the Rent Purchaser Advance, the Agent may (but shall not be required to) fund such Rent Purchaser Advance, and the amount of the Rent Purchaser Advance so funded shall be for the account of such Rent Purchaser. Such Rent Purchaser shall pay to the Agent on demand the amount of such Advance with interest thereon at a rate equal to the average federal funds rate for the period from the Funding Date to the date on which such Rent Purchaser makes such Advance available to the Agent in immediately available funds at the account referenced above. If such Rent Purchaser does not make such advance available to the Agent within three (3) Business Days after the Funding Date, the Agent shall be entitled to recover such advance with interest thereon at the Overdue Rate, on demand, from the Rent Purchaser.

        Upon the request of a Rent Purchaser, the Lessor agrees that it will cause a Uniform Commercial Code financing statement or statements covering all the interests sold to such Rent Purchaser pursuant to this Agreement to be executed and delivered by the Lessor, as debtor, specifying such Rent Purchaser as secured party, and such financing statement or statements will be duly filed in all places necessary to perfect the sale of the interests sold to such Rent Purchaser pursuant to this Agreement, and all filing and recordation fees payable in connection therewith will be paid by such Rent Purchaser. Such financing statements shall state that they are being filed to perfect a sale of such interests, and that no inference that a security interest has been granted to such Rent Purchaser shall be made as a result of such filing.

                                        -
                              LESSOR CONTRIBUTIONS

    - LESSOR CONTRIBUTIONS. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, on the Funding Date the Lessor shall contribute ("Lessor Contribution") an amount equal to the Lessor's Commitment Percentage of the amount of the aggregate Advance requested by the Lessee prior to the Funding Date. The aggregate amount of the Lessor Contribution made by the Lessor shall not exceed the Lessor Commitment as set forth in SCHEDULE 2.1 hereto. Notwithstanding any other provision hereof, the Lessor shall not be obligated to make any Advance if, after giving effect thereto, (i) the aggregate outstanding amounts of the Rent Purchaser Advances and the Lessor Contribution would exceed the Aggregate Commitment Amount, or
        (ii) the Lease Balance would exceed the lesser of (x) 110 percent of the Project Costs and (y) the

                                       2.
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        Fair Market Sales Value of the Property as set forth in the Appraisal of the Property delivered pursuant to Section 6.2 hereof. Notwithstanding any other provision hereof, Lessor shall not be obligated to make available the Lessor Contribution if, after giving effect to the proposed Lessor Contribution, the outstanding aggregate amount of the Lessor Contribution would exceed the Lessor Commitment. The Lessor shall use the Lessor Contribution to pay a portion of the Project Costs simultaneously and pro rata with the fundings by the Rent Purchasers.

    -   YIELD.

    - The amount of outstanding Rent Purchaser Advances shall accrue interest as set forth in SECTION 1 hereof. The amount of Lessor contributions outstanding from time to time shall accrue yield at the Lease Rate applicable to LIBOR Lessor Contributions or ABR Lessor Contributions, as the case may be. Such interest and yield are referred to collectively herein as "Yield".

    - Yield shall be calculated using the actual number of days elapsed and on , when the Lease Rate is based on the Adjusted LIBOR, a 360-day year basis and, if calculated at the ABR, a 360-day year basis if the ABR is calculated at the Federal Funds Effective Rate, and a 365-, or, if applicable, 366-, day year basis if the ABR is calculated at the Base Rate. If all or any portion of the Lease Balance, any interest or Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate. Upon the occurrence, and during the continuance of an Event of Default, the amount of and, to the extent permitted by law, interest on (or Yield on) the Lease Balance and any other amounts owing hereunder or under the other Operative Agreements shall bear interest, payable on demand, at a per annum rate which is equal to the Overdue Rate.

    - The Lessor shall distribute, in accordance with Section 12.1, the Lessor Basic Rent, the Debt Basic Rent and all other amounts due with respect to the Lessor Contribution and Rent Purchaser Advances paid to the Lessor by the Lessee under the Lease or the other Operative Agreements from time to time.

    - Yield on the outstanding Lessor Contribution and Rent Purchaser Advances shall be due and payable by the Lessee in cash on each Specified Interest Payment Date.

    - If not repaid sooner, the outstanding aggregate Lessor Contribution and Rent Purchaser Advances shall be repaid in full on the Maturity Date.

    - INTEREST PERIOD SELECTION ELECTIONS. By delivering an Interest Period Selection Notice to the Lessor with respect to the Lessor Contribution and to the Agent with respect to Rent Purchaser Advances, respectively, the Lessee may from time to time during the Term irrevocably select, on not less than three (3) nor more than five (5) Business Days' notice (other than the initial Interest Period with respect to the Advance to be made on the Funding Date, where such Advance is to bear interest at a rate equal to the ABR and notice may be given on the Funding Date), the duration for the next succeeding Interest Period; provided, however, that (a) in the absence of a delivery of an Interest Period

                                       3.

        Selection Notice with respect to any Rent Purchaser Advance or Lessor Contribution at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, the Lessee shall be deemed to have selected a one (1) month Interest Period for such Rent Purchaser Advance or Lessor Contribution, (b) each such selection shall be prorated among the applicable outstanding Rent Purchaser Advances and Lessor Contribution of all Participants, and (c) the outstanding Rent Purchaser Advances and Lessor Contribution may not be apportioned into more than five (5) separate Interest Periods pursuant to this Section
        2.3 at any one time.


    -   PREPAYMENTS.

    - VOLUNTARY PREPAYMENTS. The Lessee shall have the right to prepay an amount equal to the aggregate outstanding Lease Balance in whole, but not in part, pursuant to the exercise of the purchase options permitted under the Lease without premium or penalty, except for any payments due pursuant to Section 11.6 below.

    -   MANDATORY PREPAYMENTS.

    - If at any time the sum of the aggregate amount of outstanding Rent Purchaser Advances and Lessor Contribution shall exceed the Aggregate Commitment Amount, the Lessee shall immediately make payment on the Rent Purchaser Advances or Lessor Contribution in an amount sufficient to eliminate such excess. Payments required to be made hereunder shall be applied first to ABR Rent Purchaser Advances or ABR Lessor Contributions and second to LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions in direct order of their Interest Period maturities.

        All amounts payable by the Lessee pursuant to Article 15, 16, 17, 20 or 21 of the Lease shall be applied to the Rent Purchaser Advances and the Lessor Contribution in the manner set forth in Section 12.

    - NOTICE. The Lessee will provide irrevocable notice to the Lessor and the Agent of any prepayment of the Lessor Contribution or Rent Purchaser Advances at least three (3) Business Days prior to the date of prepayment.

    - FEES. The Lessee agrees to pay to the Lessor, the Agent and the Rent Purchasers fees in accordance with the Fee Letter.

    - PAYMENTS. All payments (including prepayments) to be made by the Lessee hereunder and under the Lease, whether on account of the Lessor Contribution, Rent Purchaser Advances or Yield or interest thereon or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., San Francisco time, on the due date thereof to the Lessor for the account of the Rent Purchasers and the Lessor, at the

                                       4.

        Lessor's office specified in SCHEDULE 2.6 hereto, in Dollars and in immediately available funds.

                                        -
                           SUMMARY OF THE TRANSACTIONS

    - OPERATIVE AGREEMENTS. On the Closing Date, each of the respective parties thereto shall execute and deliver this Agreement, the Lease, the Pledge Agreement and such other documents, instruments, certificates and opinions of counsel as are required by the terms hereof or agreed to by the parties hereto.

    - PROPERTY ACQUISITION AND LEASE. On the Funding Date and subject to the terms and conditions of this Agreement, (a) the Lessor will make the Lessor Contribution in accordance with Section 2 hereof, (b) the Rent Purchasers will make Rent Purchaser Advances in accordance with Section 5 hereof, (c) the Lessor will acquire the Land and the Improvements, and
        (d) the Lessor will simultaneously lease all of its right, title and interest in the Property to the Lessee.

                                       -
                                  THE CLOSING

        All documents and instruments required to be delivered on the Closing Date shall be delivered at the offices of Cooley Godward LLP, 5 Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306, or at such other location as may be determined by the Lessor and the Lessee.

                                        -
                               FUNDING OF ADVANCES

    - GENERAL. To the extent funds have been made available to or advanced by the Lessor as Rent Purchaser Advances and the Lessor Contribution, the Lessor will make advances of such funds in accordance with the terms and conditions of this Agreement and the other Operative Agreements in order to provide sufficient funds to: (i) allow the Lessor, at the direction of the Lessee, to acquire the Land and the Improvements in accordance with the terms of this Agreement and the other Operative Agreements;
        (ii) allow the Lessor, on behalf of the Lessee, to pay Transaction Expenses; and (iii) pay all other Project Costs.

    -   PROCEDURES FOR FUNDING.

    - Not less than three (3) Business Days prior to the proposed Funding Date (other than the Advance to be made on the Funding Date, where such Advance is to bear interest at a rate equal to the ABR and notice may be given on the Funding Date), the Lessee shall deliver to the Lessor and the Agent, a request for Advance and an Interest Period Selection Notice.

    - So long as no Default or Event of Default has occurred and is continuing and subject to the Lessor and the Agent having each received the materials required by Section 6.2 on

                                       5.

        the Funding Date (i) the Rent Purchasers shall make Rent Purchaser Advances to the Lessor in an aggregate amount equal to eighty-eight and two tenths percent (88.20%) of the funds requested up to an aggregate principal amount equal to the Available Rent Purchaser Commitments; (ii) the Lessor shall make the Lessor Contribution in an amount equal to eleven and eight tenths percent (11.8%) of the funds requested, up to an amount equal to the Available Lessor Commitment; and (iii) the total amount of such Rent Purchaser Advances and the Lessor Contribution shall be paid to the Lessor to pay the Project Costs.

    - ALLOCATION OF ADVANCES BETWEEN LAND AND IMPROVEMENTS. In the event the Fair Market Sales Value of the Land leased pursuant to the Lease as set forth in the Appraisal is greater than twenty-five percent of the aggregate Fair Market Sales Value of the Property as set forth in the Appraisal, Lessor shall determine a separate Land Investment Balance and Improvements Investment Balance for the Property and the same as of the Closing Date shall be set forth in Exhibit B to the Lease, and Lessee shall execute and deliver a separate Lease Supplement for each of the Land and the Improvements.


    -   PLEDGED COLLATERAL.

    - MANDATORY PLEDGED COLLATERAL. If as of the last day of any Fiscal Quarter (i) the Lessee's EBITDA equals an amount less than (x) through the Fiscal Quarter ending December 31, 1999, $92,000,000, (y) from January 1, 2000 through March 31, 2000, $167,000,000, and (z)
        thereafter, $200,000,000, or (ii) the Lessee's Cash Balance equals an amount less than $200,000,000, provided, that if as of the date six (6) months prior to the Maturity Date, the Lessee has not refinanced the Subordinated Notes, there shall be deducted from the Cash Balance at all times thereafter the principal amount of such outstanding Subordinated Notes in determining the Cash Balance under this clause (ii), then (x) in the case of clause (i), on or before the third Business Day (or if such date is not a Business Day, the next succeeding Business Day) (the "Deposit Date") following the date on which financial statements are delivered pursuant to Section 9.3(a)(i) or (ii) hereof until the third Business Day following the date on which financial statements are delivered pursuant to Section 9.3(a)(i) or (ii) hereof for the Fiscal Quarter when the Lessee shall satisfy such tests, and (y) in the case of clause (ii), on such specified date (also, a "Deposit Date") for so long as any Obligations remain outstanding or until the third Business Day following the date on which financial statements are delivered pursuant to Section 9.3(a)(i) or (ii) hereof for the second consecutive Fiscal Quarter when the Lessee shall satisfy such tests, the Lessee shall deliver Pledged Collateral to the Collateral Agent in an amount equal to 100% of the aggregate outstanding Advances plus $300,000. Thereafter, the Lessee covenants to maintain the Value of the Pledged Collateral at a level equal to 100% of the aggregate outstanding Advances plus $300,000, and within two (2) Business Days after receipt of notice from the Collateral Agent that the Value of the Pledged Collateral is less than 100% of the aggregate outstanding Advances plus $300,000, the Lessee shall be obligated to deliver a portion of the Pledged Collateral in an amount required to maintain the Value of the Pledged Collateral at a level equal to 100% of the aggregate outstanding Advances plus $300,000. Each such deposit (collectively, the "Pledge") shall be the


                                       6.

        property of the Collateral Agent and shall be held and administered in accordance with the Pledge Agreement.

    - OPTIONAL PLEDGED COLLATERAL. Notwithstanding the requirements of Section 5.4(a), from time to time, the Lessee may make a deposit of additional Pledged Collateral to the Collateral Agent in an amount equal to not less than 100% of the aggregate outstanding Advances in order to have a lower Applicable Margin apply to the outstanding Advances. In order to maintain a lower Applicable Margin, the Lessee covenants to maintain the Value of the Pledged Collateral at a level equal to 100% of the aggregate outstanding Advances, and within two (2) Business Days after receipt of notice from the Collateral Agent that the Value of the Pledged Collateral is less than 100% of the aggregate outstanding Advances, the Lessee shall deliver a portion of Pledged Collateral in an amount required to maintain the Value of the Pledged Collateral at a level equal to 100% of the aggregate outstanding Advances. Each such deposit shall constitute part of the Pledge, shall be the property of the Collateral Agent and shall be held and administered in accordance with the Pledge Agreement.



                                        -
                     CONDITIONS OF THE CLOSING AND ADVANCES

    - GENERAL CONDITIONS TO THE CLOSING DATE. The Closing Date is subject to the satisfaction, immediately prior to or concurrently therewith, of the following conditions precedent:

    - OPERATIVE AGREEMENTS. Each of the Operative Agreements entered into on the Closing Date or subsequently shall have been duly authorized, executed, acknowledged and delivered by the parties thereto and shall be in full force and effect, and no Default shall exist thereunder (both before and after giving effect to the transactions contemplated by the Operative Agreements), and the Rent Purchasers and the Lessor shall have received a fully executed copy of each of the Operative Agreements.

    - TAXES. All taxes, fees and other charges in connection with the execution, delivery, and, where applicable, recording, filing and registration of the Operative Agreements shall have been paid or provisions for such payment shall have been made to the reasonable satisfaction of the Agent and the Lessor.

    - GOVERNMENTAL APPROVALS. All necessary (or, in the reasonable opinion of the Agent, the Lessor and their respective counsel, advisable) Governmental Actions shall have been obtained or made and be in full force and effect.

    - LITIGATION. No action or proceeding shall have been instituted before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full

                                       7.

        performance of this Agreement, any other Operative Agreement or any of the transactions contemplated hereby or thereby or (ii) other than as set forth on Schedule 7.2, which is reasonably likely to have a Material Adverse Effect.

    - LEGAL REQUIREMENTS. In the opinion of the Agent, the Lessor and their respective counsel, the transactions contemplated by the Operative Agreements do not and will not violate in any material respect any Legal Requirements and do not and will not subject the Rent Purchasers or the Lessor to any adverse regulatory prohibitions or constraints.

    - CORPORATE PROCEEDINGS OF THE LESSEE. The Agent and the Lessor shall have received a copy of the resolutions or minutes, in form and substance reasonably satisfactory to the Agent and the Lessor, of the Board of Directors of the Lessee authorizing the execution, delivery and performance of this Agreement and the other Operative Agreements to which it is a party, certified by the Secretary or an Assistant Secretary of the Lessee as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Agent and the Lessor and shall state that the resolutions or minutes thereby certified have not been amended, modified, revoked or rescinded.

    - LESSEE INCUMBENCY CERTIFICATE. The Agent and the Lessor shall have received a certificate of the Lessee, dated the Closing Date, as to the incumbency and signature of the officers of the Lessee executing any Operative Agreement reasonably satisfactory in form and substance to the Agent and the Lessor, executed by the Secretary or any Assistant Secretary of the Lessee.

    - LESSEE'S OFFICER'S CERTIFICATE. The Agent and the Lessor shall each have received a Certificate of the President or any Vice President of the Lessee, dated as of the Closing Date, stating that (i) each and every representation and warranty of the Lessee contained in the Operative Agreements to which it is a party is true and correct on and as of the Closing Date; (ii) no Default or Event of Default has occurred and is continuing under any Operative Agreement; (iii) each Operative Agreement to which the Lessee is a party is in full force and effect with respect to it; and (iv) the Lessee has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Agreement required to be performed or complied with by it on or prior to the Closing Date.

    - GOOD STANDING. The Agent and the Lessor shall have received (i) Certificates of the Secretaries of State of the State of Delaware and the State of California dated as of a recent date stating that the Lessee is a corporation in good legal standing under the laws of such states, and (ii) Certificates of the Franchise Tax Boards of the State of Delaware and the State of California dated as of a recent date stating that the Lessee is in good standing under the laws of such states.

    - LESSEE'S CORPORATE DOCUMENTS. The Agent and the Lessor shall have received true and complete copies of the certificate or articles of incorporation and by-laws of the Lessee, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Lessee.

                                       8.

    - CONSENTS, LICENSES AND APPROVALS. The Agent and the Lessor shall have received a certificate of the President or a Vice President of the Lessee stating that any consents, licenses and filings required to consummate the transaction contemplated by this Agreement are in full force and effect, and each such consent, authorization and filing shall be in form and substance reasonably satisfactory to the Agent and the Lessor.

    - LEGAL OPINION. The Agent and the Lessor shall have received the executed legal opinion of Heller Ehrman White & McAuliffe, special counsel to the Lessee.

    -   ENVIRONMENTAL AUDIT.

           -   The Lessor and the Agent shall have received not less than ten
               (10) days prior to the Funding Date an Environmental Audit with respect to the Land being acquired on the Funding Date, prepared by the Environmental Engineer, and the results of the Environmental Audit shall be in form and substance satisfactory to the Lessor and the Agent; and

    - the Lessor and the Agent shall have received letters from the Environmental Engineer stating, among other things, that the Rent Purchasers and the Lessor may rely in all respects on the Environmental Audit and other environmental reports with respect to the Property which have been prepared by such firm as if they were addressed to them.

    - SURVEY. The Lessor and the Agent shall have received, and the Title Company shall have received, a survey of the Property being acquired on the Funding Date, certified to the Lessor and the Title Company in a manner satisfactory to them, dated as of a date within three (3) months of the Funding Date, by an independent professionally licensed land surveyor satisfactory to the Lessor, which survey shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such survey the following: (i) the locations on such Property of all the buildings, structures and other improvements, if any, and the established building setback lines; (ii) the lines of streets abutting such Property; (iii) all access and other easements appurtenant to such Property; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting such Property, whether recorded, apparent from a physical inspection of the Property or otherwise known to the surveyor;
        (v) any encroachments on any adjoining property by the building, structures and improvements on such Property; and (vi) if such Property is described as being on a filed map, a legend relating the survey to said map.

    - APPRAISAL. The Lessor and the Agent shall have received an Appraisal of the Property, which Appraisal shall show as of the Funding Date the Fair Market Sales Value of the Property, and meet the other applicable requirements set forth in the definition of the term "Appraisal" contained in Annex A.

    - LIEN SEARCHES. The Lessor and the Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Lessor and the Agent, of the Uniform

                                       9.

        Commercial Code, judgement and tax lien filings which may have been filed in State of California with respect to personal property of the Lessee, and the results of such search shall be satisfactory to the Lessor and the Agent.

    - REPRESENTATIONS. The representations and warranties of the Lessee and the Lessor contained herein and in each of the other Operative Agreements shall be true and correct.

    - PERFORMANCE OF AGREEMENTS. The parties hereto and thereto shall have performed their respective agreements to be performed on or prior to the Closing Date contained herein and in the other Operative Agreements on or prior to the Closing Date.

    - FEES. The Lessor and the Agent and the Rent Purchasers shall have received the fees pursuant to the Fee Letter.

    - CONDITIONS TO RENT PURCHASERS' AND LESSOR'S OBLIGATIONS TO MAKE RENT PURCHASER ADVANCES AND LESSOR CONTRIBUTIONS. The agreement of each Rent Purchaser to make the Rent Purchaser Advance to the Lessor, and of the Lessor to make the Lessor Contribution is further subject to the satisfaction, immediately prior to or concurrently with the making of such Rent Purchaser Advances and Lessor Contribution, of the following conditions precedent:

    - TITLE. Title to the Property being acquired on the Funding Date shall conform to the representations and warranties set forth in Section 7.2(w).

    - TITLE POLICY. The Lessor shall have received an owner's title policy, or marked up unconditional binder for such insurance, dated the Funding Date, for the Property being acquired on the Funding Date, insuring the Lessor that the Lien of the Lease is a first and primary Lien in the Lessee's interest in the Improvements and the Land; and the Lessor shall have received evidence reasonably satisfactory to it that all premiums in respect of such policy have been paid or provision made therefor.

    - TITLE DOCUMENTS. The Lessor shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy referred to above.

    - INSURANCE. The Lessor and the Agent shall have received evidence in form and substance satisfactory to them that all of the requirements of
        Article 14 of the Lease shall have been satisfied.

    - LEASE. The Lessor and the Agent shall have received the Lease Supplement, executed by the Lessee, and assuming proper recordation of the Memorandum of Lease, the Lease shall constitute a valid and perfected first lien on the Property and the Improvements, subject only to Permitted Exceptions.

    - ACTIONS TO PERFECT LIENS. The Lessor shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form

                                      10.

        UCC-1, necessary or, in the opinion of the Lessor and the Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.

    - BRINGDOWN CERTIFICATE. The Lessor and the Agent shall have received an Officer's Certificate on behalf of the Lessee dated as of the Funding Date stating that (i) the representations and warranties of the Lessee contained herein and in each of the other Operative Agreements are true and correct in all material respects as of the Funding Date as though made as of the Funding Date, and (ii) no Default or Event of Default has occurred and is continuing.

    - PERFORMANCE OF AGREEMENTS. The parties hereto and thereto shall have performed their respective agreements contained herein and in the other Operative Agreements on or prior to such Funding Date.

                                        -
                         REPRESENTATIONS AND WARRANTIES

    - REPRESENTATIONS AND WARRANTIES OF THE LESSOR ON THE CLOSING DATE. The Lessor represents and warrants to each of the other parties hereto as of the Closing Date as follows:

    - DUE ORGANIZATION, ETC. It is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the power and authority to carry on its business as now conducted and to enter into and perform its obligations under this Agreement, each Operative Agreement to which it is a party and each other agreement, instrument and document executed and delivered by it on the Closing Date in connection with or as contemplated by each such Operative Agreement to which it is or will be a party.

    - AUTHORIZATION; NO CONFLICT. The execution, delivery and performance of each Operative Agreement to which it is a party have been duly authorized by all necessary action on its part and neither the execution and delivery thereof by the Lessor, nor the consummation of the transactions contemplated thereby by the Lessor, nor compliance by it with any of the terms and provisions thereof (i) requires or will require any approval of (which approval has not been obtained) the shareholders of, or approval or consent of any trustee or holders of any indebtedness or obligations of the Lessor, (ii) contravenes or will contravene any Legal Requirement applicable to or binding on it as of the date hereof, (iii) does or will contravene or result in any breach of or constitute any default under its articles of incorporation or by-laws or equivalent documents, or result in the creation of any Lessor Lien upon the Property or any part thereof, or (iv) does or will require any Governmental Action by any Governmental Authority.

    - ENFORCEABILITY, ETC. Each Operative Agreement to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with the terms thereof, subject, in each case, as to enforceability, bankruptcy, insolvency, reorganization and other similar laws affecting enforcement of creditor rights generally (insofar as any such law relates to the bankruptcy, insolvency, reorganization or similar event of the Lessor) and, as to the

                                      11.

        availability of specific performance or other injunctive relief, subject to the discretionary power of a court to deny such relief and to general equitable principles.

    - ERISA. The Lessor is making the Lessor Contribution contemplated to be made by it hereunder for its own account and with its general corporate assets in the ordinary course of its business, and no part of such amount constitutes the assets of any Employee Benefit Plan.

    - LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against the Lessor (a) with respect to any of the Operative Agreements or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a material adverse effect on the assets, liabilities, operations, business or financial condition of the Lessor.

    - ASSIGNMENT. It has not assigned or transferred any of its right, title or interest in or under the Lease, any Operative Document or the Property, except in accordance with the other Operative Agreements.

    - NO DEFAULT. The Lessor is not in default under or with respect to any of its Contractual Obligations in any respect which could have a material adverse effect on the assets, liabilities, operations, business or financial condition of the Lessor. No Default or Event of Default attributable to it has occurred and is continuing.

    - USE OF PROCEEDS. The proceeds of the Rent Purchaser Advances and the Lessor Contribution shall be applied by the Lessor solely in accordance with the provisions of the Operative Agreements.

    - CHIEF PLACE OF BUSINESS. The Lessor's chief place of business, chief executive office and office where the documents, accounts and records relating to the transactions contemplated by this Agreement and each other Operative Agreement are kept are located at 600 Peachtree Street NE, Suite 2700, Atlanta, Georgia 30308.

    - REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Lessor set forth in the Operative Agreements are true and correct. The Lessor is in compliance with its respective obligations under the Operative Agreements.

    - CONDITIONS PRECEDENT CONTAINED IN THE OPERATIVE AGREEMENTS. All conditions precedent contained in this Agreement and in the other Operative Agreements to be satisfied by the Lessor relating to the Advances have been satisfied in full.

    - REPRESENTATIONS AND WARRANTIES OF THE LESSEE ON THE CLOSING DATE AND THE FUNDING DATE. Subject to SCHEDULE 7.2 hereto, the Lessee represents and warrants to each of the other parties hereto as of the Closing Date and the Funding Date as follows:

    - ORGANIZATION; POWERS. Each of the Lessee and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and

                                      12.

        to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Operative Agreements and each other agreement or instrument contemplated thereby to which it is or will be a party.

    - AUTHORIZATION. The execution, delivery and performance by the Lessee of each of the Operative Agreements to which it is a party (i) have been duly authorized by all requisite action, including, if required, stockholder action on the part of the Lessee and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Lessee or any Subsidiary, (2) any order of any Governmental Authority, or (3) any provision of any indenture, agreement or other instrument to which the Lessee or any Subsidiary is a party or by which any of them or any of their property is or may be bound, including, without limitation, the Credit Facility and the Subordinated Notes, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Lessee or any Subsidiary except in accordance with the Operative Agreements.

    - ENFORCEABILITY. This Agreement and each of the other Operative Agreements to which the Lessee is a party has been duly executed and delivered by the Lessee and constitutes a legal, valid and binding obligation of the Lessee enforceable against the Lessee in accordance with its terms, subject, in each case as to enforceability, to bankruptcy, insolvency, reorganization and other similar laws affecting enforcement of creditor rights generally (insofar as any such law relates to the bankruptcy, insolvency, reorganization or similar event of the Lessee) and, as to the availability of specific performance or other injunctive relief, subject to the discretionary power of a court to deny such relief and to general equitable principles.

    - GOVERNMENTAL APPROVALS. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required by the Lessee in connection with the purchase, leasing or financing of the Property (the "Transactions"), except such as have been made or obtained and are in full force and effect.

    - FINANCIAL STATEMENTS. The consolidated balance sheet of the Lessee and its Subsidiaries as at June 30, 1999, and the related consolidated statements of income and cash flows of the Lessee and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent auditors, and the consolidated balance sheet of the Lessee and its Subsidiaries as at September 30, 1999, and the related consolidated statements of income and cash flows of the Lessee and its Subsidiaries for the three (3) months then ended, duly certified by the chief financial officer of the Lessee, copies of which have been furnished to the Lessor and the Agent, fairly present, subject, in the case of said balance sheet as at September 30, 1999, and said statements of income and cash flows for the three (3) months then ended, to year-end audit adjustments, the consolidated financial condition of the Lessee and its Subsidiaries as at such dates and the consolidated results of the Lessee and its Subsidiaries for the periods ended on such dates, all in

                                      13.

        accordance with GAAP consistently applied. Since June 30, 1999, no event has occurred which could have a Material Adverse Effect.

    - NO MATERIAL ADVERSE CHANGE. As of the Closing Date, there has been no material adverse change in the business, assets, property or condition, financial or otherwise, of the Lessee and its Subsidiaries since June 30, 1999.

    -   TITLE TO PROPERTIES; POSSESSION UNDER LEASES.

           - Each of the Lessee and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by any of the Operative Agreements.

           - Each of the Lessee and its Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect. Each of the Lessee and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

    -   LITIGATION, COMPLIANCE WITH LAWS.

           - There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or threatened against the Lessee or any Subsidiary or any business, property or rights of any such person (A) which involve any Operative Agreements or the Transactions or (B) to the Lessee's knowledge, which might have a Material Adverse Effect.

           - Neither the Lessee nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

    - FEDERAL RESERVE REGULATIONS. Neither the Lessee nor any of its Subsidiaries is engaged principally in, and does not have as one of its most important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board), and no part of the proceeds of the Advances will be used by it to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U or X of the Board.

    - INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Lessor nor any of its Subsidiaries is (i) an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act, or (ii) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

    -   AGREEMENTS.

                                      14.

           - Neither the Lessee nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restriction that has resulted or could reasonably be anticipated to result in a Material Adverse Effect.

           - Neither the Lessee nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

    - TAX RETURNS. Each of the Lessee and its Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Lessee or such Subsidiary shall have set aside on its books adequate reserves.

    - NO MATERIAL MISSTATEMENTS. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Lessee to the Lessor, the Agent or any Rent Purchaser in connection with the negotiation of any Operative Agreement or included therein or delivered pursuant thereto contained, contains or will contain any misstatement of a material fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

    - EMPLOYEE BENEFIT PLANS. Each of the Lessee and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Lessee or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the value of the assets of such Plan. Neither the Lessee nor any ERISA Affiliate has incurred any Withdrawal Liability which remains unpaid and that could result in a Material Adverse Effect. Neither the Lessee nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and to the best knowledge of the Lessee no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

    - ENVIRONMENTAL MATTERS. To the best of Lessee's knowledge after due inquiry, the Property is free of contamination from any Release of Hazardous Substances. Neither the Lessee nor any of its Subsidiaries has any material contingent liability related to noncompliance with any Environmental Laws, or related to any Release or threatened Release of a Hazardous Substance or the generation, use, storage or disposal of Hazardous Substances associated with the Property. The Lessee and each Subsidiary is conducting its respective business in compliance with all applicable Environmental Laws.

                                      15.

        Neither the Lessee nor any of its Subsidiaries has received notice of any failure to so comply. The Lessee and its Subsidiaries, at the Lessee's and its Subsidiaries' facilities, do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Environmental Laws, in violation of any such law or any regulations promulgated pursuant thereto. Neither the Lessee nor any of its Subsidiaries has caused or suffered to occur any Release with respect to any Hazardous Substance at, under, above or upon any real property which it owns or leases or to which it transported, disposed or arranged for disposal of Hazardous Substances that would result in a Material Adverse Effect. Neither the Lessee nor any of its Subsidiaries is involved in operations which are reasonably likely to result in the imposition of any material liability on the Lessee or any of its Subsidiaries under any Environmental Law, and neither the Lessee nor any of its Subsidiaries has permitted any tenant or occupant of such premises to engage in any such activities.

    - INSURANCE. The Lessee has obtained insurance coverage covering the Property which meets the requirements of Section 14.1 of Lease and such coverage is in full force and effect.

    - NATURE OF THE PROPERTY. The Lessee shall use the Property for office, manufacturing and research and development purposes.

    - FLOOD ZONE. No portion of the Property being acquired by the Lessor on the Funding Date is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, or if the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, then flood insurance has been obtained for such Property in accordance with Section 14.2(b) of the Lease and in accordance with the National Flood Insurance Act of 1968, as amended.

    - LEGAL REQUIREMENTS. The Property being acquired by the Lessor complies with all Legal Requirements (including all zoning and land use laws and Environmental Laws).

    - CONSENTS, ETC. All consents, licenses and building permits required by all Legal Requirements by the time required by such Legal Requirements for construction, completion, occupancy and operation of the Property have been or will be obtained and are or will be in full force and effect.

    - SOLVENCY. The fair salable value of Lessee's assets exceeds the fair value of its liabilities; the Lessee is not left with unreasonably small capital after consummation of the transactions contemplated by the Operative Documents; and Lessee is able to pay its debts (including trade debts) as they mature.

    - YEAR 2000. Lessee has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Lessee may be unable to recognize and properly perform date-sensitive functions

                                      16.

        involving certain dates prior to, on or after December 31, 1999). Based on such review and program, the Year 2000 Problem could not reasonably be expected to have a Material Adverse Effect.

    - TITLE TO PROPERTY. As of the Funding Date, the Lessor has a valid fee interest in the Land, subject only to the Permitted Exceptions. The Lessor will at all times have good and marketable title to the Improvements, subject only to Permitted Exceptions.

    - PROPERTY-RELATED MATTERS. The Property will comply with all Legal Requirements (including all applicable zoning and land use laws and Environmental Laws) and Insurance Requirements. No Improvements on the Property will encroach in any manner onto any adjoining land (except as permitted by express written easements or variance) and such Improvements and the use thereof by the Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants will comply with all applicable Legal Requirements (including all applicable Environmental Laws and building, planning, zoning and fire codes). There are no defects to such Improvements including, without limitation, the plumbing, heating, air conditioning and electrical systems thereof, and all water, sewer, electric, gas, telephone and drainage facilities and all other utilities required to adequately service such Improvements for their intended use will be available pursuant to adequate permits (including any that may be required under applicable Environmental
        Laws). There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any applicable Environmental
        Law) pending or threatened which adversely affects the title to, or the use, operation or value of, the Property. No fire or other casualty with respect to the Property has occurred which fire or other casualty involves an uninsured loss in excess of $500,000. All utilities serving the Property are located in, and in the future will be located in, and vehicular access to the Improvements on the Property is provided by, either public rights-of-way abutting the Property or Appurtenant Rights. All applicable licenses, approvals, authorizations, consents, permits (including, without limitation, building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof of dedication, required for the use and operation of the Improvements as permitted pursuant to the Lease have been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties.

    - LEASE REQUIREMENTS. The Improvements will comply with all requirements and conditions set forth in the Lease and all other conditions and requirements of the Operative Documents.

                                        -
                           PAYMENT OF CERTAIN EXPENSES

        The Lessee agrees, for the benefit of the Lessor, the Agent and each of the Rent Purchasers, to:

    - TRANSACTION EXPENSES. On the Closing Date and the Funding Date, pay, or cause to be paid, all fees, expenses and disbursements of each of the Lessor, the Agent and their respective counsel in connection with the transactions contemplated by the Operative Agreements and incurred in connection with the Closing Date and the Funding Date,

                                      17.

        including all Transaction Expenses, reasonable syndication expenses and all other expenses in connection with the Closing Date and the Funding Date, including all expenses relating to the Appraisal, and all fees, taxes and expenses for the recording, registration and filing of documents.

    - BROKERS' FEES AND STAMP TAXES. Pay or cause to be paid brokers' fees and any and all stamp, transfer and other similar taxes, fees and excises, if any, including any interest and penalties, which are payable in connection with the transactions contemplated by this Agreement and the other Operative Agreements.

    - CERTAIN FEES AND EXPENSES. (a) Pay or cause to be paid (i) all costs and expenses incurred by the Lessee, the Lessor, the Agent and each Rent Purchaser in entering into any future amendments or supplements with respect to any of the Operative Agreements, whether or not such amendments or supplements are ultimately entered into, or giving or withholding of waivers of consents hereto or thereto, which have been requested by the Lessee, and (ii) all costs and expenses incurred by the Lessor and each Rent Purchaser (A) in connection with any purchase of all or any portion of Property by the Lessee or any other Person pursuant to Articles 16, 17, 20 or 21 of the Lease, or (B) in respect of enforcement of any of their rights and remedies in respect of the Operative Agreements.

    - COMMITMENT FEE. During the Commitment Period, the Lessee agrees to pay or to cause to be paid to the Lessor for the account of the Lessor and each Rent Purchaser, respectively, a commitment fee (the "Commitment Fee") equal to the product of the Commitment for the Lessor and each Rent Purchaser multiplied by .500% per annum. Such Commitment Fee shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed and shall be payable in arrears on the Commitment Fee Payment Date. If all or a portion of any such Commitment Fee shall not be paid when due, such overdue amount shall bear interest, payable by the Lessee on demand, at the Overdue Rate from the date of such non-payment until such amount is paid in full.

                                        -
                         OTHER COVENANTS AND AGREEMENTS

    - COOPERATION WITH THE LESSEE. The Lessor, the Agent and the Rent Purchasers shall, to the extent reasonably requested by the Lessee (but without assuming additional liabilities on account thereof), at the Lessee's expense, cooperate with the Lessee in connection with its covenants contained herein or in any of the Operative Agreements, including, without limitation, at any time and from time to time, upon the request of the Lessee, to promptly and duly execute and deliver any and all such further instruments, documents and financing statements (and continuation statements related thereto) as the Lessee may reasonably request in order to perform such covenants. The Lessor agrees that, to the extent it shall obtain actual knowledge of the occurrence of a Default caused by the Lessor or any of its Affiliates, it shall promptly notify the Lessee describing the same in reasonable detail.

    - COVENANTS OF THE LESSOR. The Lessor hereby agrees as to itself that so long as this Agreement is in effect:

                                      18.

    - DISCHARGE OF LIENS. The Lessor will not create or permit to exist at any time, and will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens on the Property attributable to it or any of its Affiliates; provided, however, that the Lessor shall not be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any material danger of impairment of the Liens of the Security Documents or of the sale, forfeiture or loss of, and shall not interfere with the use or disposition of, the Property or title thereto or any interest therein or the payment of Rent.

    - CHANGE OF CHIEF PLACE OF BUSINESS. The Lessor shall give prompt notice to the Lessee and the Agent if the Lessor's chief place of business or chief executive office, or the office where the records concerning the accounts or contract rights relating to the Property are kept, shall cease to be located at the address set forth on SCHEDULE 2.1 hereto or if it shall change its name.

    -   OPERATIVE DOCUMENTS. Neither Lessor nor Agent shall:

           - Modify this Section 9.2 without the consent of all of the Rent Purchasers;

           - increase the aggregate amount of any Rent Purchaser's Commitment, increase the aggregate amount of any Advances required to be made by a Rent Purchaser pursuant to its Commitments, or extend the Term without the consent of such Rent Purchaser;

           - extend the due date for any scheduled repayment of principal of any Rent Purchaser's Advance or reduce the principal amount of or rate of interest on any Rent Purchaser's Advance or extend the date on which interest or fees are payable in respect of such Rent Purchaser's Advance, in each case, without the consent of such Rent Purchaser;

           - reduce the percentage set forth in the definition of "Majority Rent Purchasers" or any requirement hereunder that any particular action be taken by all Rent Purchasers without the consent of all Rent Purchasers;

           - except as otherwise expressly provided in this Agreement or another Operative Agreement, release all or any substantial part of the Collateral under the Operative Agreements, in either case without the consent of all Rent Purchasers; or

           - without the prior written consent of Majority Rent Purchasers, execute any other waiver, modification or amendment of the Operative Agreements, except a waiver, modification or amendment that the Lessee requests pursuant to express provisions of the Operative Agreements and that the Lessor believes in good faith it must execute to satisfy the requirements of the Operative Agreements.

    - COVENANTS OF THE LESSEE. The Lessee hereby agrees that so long as this Agreement is in effect:

                                      19.

    -   INFORMATION. The Lessee will deliver to the Lessor and the Agent:

           - as soon as available and in any event within one hundred (100) days after the end of each fiscal year of the Lessee a statement of financial position of the Lessee and its consolidated subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholder's equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent accountants of nationally recognized standing, together with an Officer's Certificate from the chief financial officer of the Lessee substantially containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 9.3 and stating that no Default or Event of Default has occurred or is continuing or, if any Default or Event of Default has occurred and is continuing, describing it and the steps, if any, being taken to cure it;

           - as soon as available and in any event within fifty (50) days after the end of each of the first three (3) quarters of each fiscal year of the Lessee, an unaudited consolidated statement of financial position of the Lessee as of the end of such period and the related consolidated statements of income, shareholders' equity and cash flows for such period and for the portion of the Lessee's fiscal year ended at the end of such period, setting forth in each case in comparative form the figures for the same period in the previous fiscal year, together with an Officer's Certificate of the chief financial officer of the Lessee or other officer responsible for the financial affairs of the Lessee containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section
               9.3 and stating that no Default or Event of Default has occurred or is continuing or, if any Default or Event of Default has occurred and is continuing, describing it and the steps, if any, being taken to cure it;

           - promptly after the filing thereof, if applicable, copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents), prospectuses and registration statements which the Lessee shall have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended;

           - if and when any member of the ERISA Group (1) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV or ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (2) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (3) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (4) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (5) gives notice of intent to terminate any Plan under Section 4041(c)

                                      20.

               of ERISA, a copy of such notice and other information filed with the PBGC; (6) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (7) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Lessee setting forth details as to such occurrence and action, if any, which the Lessee or applicable member of the ERISA Group is required or proposes to take;

           - promptly after the occurrence of any Default or Event of Default, notice thereof in writing by an authorized officer of the Lessee, together with information regarding the steps, if any, being taken or proposed to be taken to cure it;

           - at least ten (10) Business Days prior to the expiration of any policy of insurance required by Section 14 of the Lease, confirmation of renewal;

           - within three days of the end of each month during which Lessee is required to maintain Pledged Collateral pursuant to Section 5.4(a)(ii) hereof, a written certification of the Chief Financial Officer of Lessee as to Lessee's Cash Balance at the end of such month; and

           - from time to time such additional information regarding the Lessee or the Property as the Lessor or the Agent, at the request of the Lessor or any Rent Purchaser, may reasonably request.

    - COMPLIANCE WITH LAWS. The Lessee will, and will cause its Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, orders and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and such contest is not reasonably likely to result in a Material Adverse Effect.

    - FURTHER ASSURANCES. The Lessee shall take or cause to be taken from time to time all action necessary to assure during the Term that title to the Property remains in the Lessor as contemplated by Section 12.1 of the Lease, that the Lessor holds a perfected Lien on the Property securing the Lease Balance as contemplated by Section 7.1 of the Lease, and that the Lessor and the Agent for the benefit of the Rent Purchasers hold a perfected Lien on the Pledged Collateral securing the Obligations.

    - EXISTENCE; FRANCHISES; BUSINESSES. Except as otherwise expressly permitted in this Agreement, the Lessee shall, and shall cause each Subsidiary to (i) maintain in full force and effect its separate existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business, and (ii) continue doing business as a whole in the substantially the same types of business in which they were engaged on the Closing Date.

    - BOOKS AND RECORDS. The Lessee shall, and shall cause each Subsidiary to, maintain its books and records in accordance with GAAP, and permit the Lessor and the Agent to

                                      21.

        make or cause to be made inspections and audits of any books, records and papers of the Lessee and its Subsidiaries and to make extracts therefrom at all such reasonable times and as often as any such Person may reasonably require.

    - FUNDAMENTAL CHANGES. The Lessee shall not, nor shall it permit any Subsidiary to, enter into any merger, consolidation or amalgamation, where it is not the surviving entity, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); convey, sell, assign, transfer or otherwise dispose of all or substantially all of the property, business or assets of the Lessee and its Subsidiaries; provided, however, that if (i) at least thirty (30) days prior to the consummation of such transaction the Lessee shall have furnished to the Lessor and the Agent an Officer's Certificate of the chief financial officer of the Lessee that no Default or Event of Default shall occur after giving effect thereto, and (ii) no Default or Event of Default shall have occurred before or after giving effect thereto, then:

           - any Subsidiary of the Lessee may be merged or consolidated with or into the Lessee (provided, however, that the Lessee shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries of the Lessee (provided, however, that the wholly-owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation); and

           - any wholly-owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Lessee or any other wholly-owned Subsidiary of the Lessee.

    - LIENS. The Lessee shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

           - any Lien existing on property of the Lessee on the Funding Date and set forth in SCHEDULE 9.3 securing Indebtedness outstanding on such date;

           -   any Lien created under any Operative Document;

           - Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

           - carrier's, warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;

           - Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

           - Liens on the property of the Lessee securing (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (B) contingent obligations on surety and appeal bonds, and (C) other

                                      22.

               non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

           - Liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided, however, that
               (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Lessee in excess of those set forth by regulations promulgated by the Board, and (B) such deposit account is not intended by the Lessee or any Subsidiary to provide collateral to the depository institution;

           -   Permitted Liens; and

           - Liens otherwise permitted under the Credit Facility as of the Closing Date.

    -   INTENTIONALLY OMITTED.

    - FINANCIAL COVENANTS OF LESSEE. The Lessee and its Subsidiaries shall maintain, on a consolidated basis, all of the following financial covenants. The Lessee agrees and understands that (except as expressly provided herein) all covenants under this Section 9.3(i) shall be subject to compliance as measured as of the last day of each Fiscal Quarter.

           - MINIMUM QUICK RATIO. Maintain a Quick Ratio of not less than 1.35 to 1.0.

           - MAXIMUM SENIOR INDEBTEDNESS RATIO. Maintain a Senior Indebtedness Ratio of not greater than 0.25 to 1.0.

           - MINIMUM TANGIBLE NET WORTH. Maintain Tangible Net Worth on any date of determination (such date to be referred to herein as a "determination date") which occurs after December 27, 1998 (such date to be referred to herein as the "base date") to be less than the sum on such determination date of the following: (A) $350,000,000; plus (B) Seventy-five percent (75%) of the sum of the Lessee's consolidated quarterly net income (ignoring any quarterly losses) for each quarter ending after the base date through and including the quarter ending immediately prior to the determination date; plus (C) one hundred percent (100%) of the Net Issuance Proceeds of all Equity Securities issued by the Lessee and its Subsidiaries during the period commencing on the base date and ending on the determination date; plus (D) one hundred percent (100%) of the aggregate decrease in the total liabilities of the Lessee and its Subsidiaries resulting from conversions of convertible Subordinated Indebtedness or other liabilities of the Lessee and its Subsidiaries into Equity Securities of the Lessee and its Subsidiaries during the period commencing on the base date and ending on the determination date.

           - MINIMUM DEBT SERVICE COVERAGE RATIO. Maintain a Debt Service Coverage Ratio of not less than the ratio set forth opposite such period below:

                                      23.

                   Through December 26, 1999                 1.50  to 1.00

                   December 27, 1999 - March 26, 2000        1.75  to 1.00

                   March 27, 2000 - June 25, 2000            2.00  to 1.00

                   June 26, 2000 - September 24, 2000        2.75  to 1.00

                   Thereafter                                3.00  to 1.00


                                        -
                              TRANSFER OF INTEREST

    - ASSIGNMENTS. Each Participant may, after consultation with, and, so long as no Default or Event of Default then exists, the agreement of, the Lessee (such agreement not to be unreasonably withheld and provided that no agreement by Lessee shall be required in the case of an assignment to an Eligible Rent Purchaser), assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of EXHIBIT B (an "Assignment and Acceptance") to one or more Persons, with respect to Rent Purchaser Commitments and Rent Purchaser Advances or the Lessor Commitment and Lessor Contribution, provided that each such assignment shall be of a constant, not varying, percentage of all of the assigning Participant's rights and obligations under the Operative Agreements. In the case of assignments made by a Rent Purchaser, any such assignment shall (a) be to an Eligible Rent Purchaser and (b) be in a minimum aggregate amount of $5,000,000 of its Rent Purchaser Commitment (or the balance of such Rent Purchaser Commitment, if less) and the aggregate remaining Rent Purchaser Commitment of the assigning Rent Purchaser shall, after giving effect to the proposed assignment, be at least $5,000,000 or if less, zero. In the case of assignments made by Lessor, any such assignment shall (a) be to an Eligible Lessor and (b) be in a minimum aggregate amount of $1,000,000 of its Lessor Commitment (or the balance of such Lessor Commitment, if less) and the aggregate remaining Lessor Commitment of the assigning Lessor shall, after giving effect to the proposed assignment, be at least $1,000,000 or if less, zero. Any assignment hereunder shall be effective upon delivery to the Lessor of written notice of the assignment together with a transfer fee of $3,500 payable by the assignor Participant or the assignee Participant to the Agent for its own account. The assigning Participant will give prompt notice to the Agent and the Lessee of any such assignment. Upon the effectiveness of any such assignment (and after notice to and agreement of the Lessee and the Lessor, as provided herein), the assignee shall become a "Rent Purchaser" or "Lessor," as the case may be, for all purposes of the Operative Agreements and, to the extent of such assignment, the assigning Participant shall be relieved of its obligations hereunder to the extent of the Advances or Lessor Contribution, as the case may be, and Commitment components being assigned. The Lessee shall not be responsible for any costs or expenses incurred by any Participant in connection with an assignment of all or any of its rights and obligations in connection with an assignment pursuant to this Section 10.1.


                                      24.

    - PARTICIPATIONS. Each Participant may sell, transfer, grant or assign participations in all or any part of such Participant's interests and obligations hereunder; provided, that (a) such selling Participant shall remain a "Rent Purchaser" or "Lessor", as the case may be, for all purposes under the Operative Agreements (such selling Participant's obligations under the Operative Agreements remaining unchanged) and the sub-participant shall not constitute a Rent Purchaser or a Lessor, as the case may be, hereunder, (b) no such sub-participant shall have, or be granted, rights to approve any amendment or waiver relating to the Operative Agreements except to the extent any such amendment or waiver would (i) reduce the principal of or rate of interest on or fees in respect of any Rent Purchaser Advances or the Lessor Contribution in which the sub-participant is participating, (ii) postpone the date fixed for any payment of principal (including extension of the Expiration Date or the date of any mandatory prepayment), interest or fees in which the sub-participant is participating, or (iii) release all or substantially all of the collateral or guarantees (except as expressly provided in the Operative Agreements) supporting any of the Rent Purchaser Advances or Lessor Contribution or Commitments in which the sub-participant is participating, and (c) sub-sub-participations by the sub-participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be prohibited. In the case of any such participation, the sub-participant shall not have any rights under the Operative Agreements (the sub-participants rights against the selling Participant in respect of such participation to be those set forth in the participation agreement with such Participant creating such participation) and all amounts payable by the Lessee hereunder shall be determined as if such Participant had not sold such participation; provided, however, that such sub-participant shall be entitled to receive additional amounts under Sections 11.2 and 11.6 on the same basis as if it were a Participant (but only to the extent that the Participant would have been entitled to receive such additional amounts with respect to the interest participated had it not sold such participation). The Lessee shall not be responsible for any costs or expenses incurred by any Participant in connection with a sale, transfer, grant or assignment of participations pursuant to this Section 10.2.

    -   DISCLOSURE OF INFORMATION; PLEDGE UNDER REGULATION A.

    - Any Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10, disclose to such assignee or participant or proposed assignee or participant, any information relating to Lessee or the Transactions, provided, that prior to such disclosure such proposed assignee or participant shall have agreed in writing to keep any such information confidential substantially on the terms of Section 10.3(b).

    - The Agent, the Rent Purchasers and the Lessor understand that some of the information and documents furnished to it pursuant to the Operative Agreements may be confidential and each of them agrees that it will keep all non-public information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except disclosure may be made (i) to the extent required in connection with matters involving operations under or enforcement or amendment of the Operative Agreements; (ii) to the Rent Purchasers' and the Lessor's examiners and auditors or in accordance with the Rent Purchasers' or Lessor's obligations under law or regulations or pursuant to subpoenas or other process to

                                      25.

        make information available to governmental agencies and examiners or to others; (iii) to any corporate Affiliate of any Participant so long as such Affiliate agrees to accept such information or agreement subject too the restrictions provided in this Section 10.3(b); (iv) to the Participant's counsel and other professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 10.3(b); (v) to proposed assignees and participants in accordance with Section 10.3(a); and (vi) with the prior written consent of the Lessee.

    - Anything in this Section 10 to the contrary notwithstanding, any Participant may without the consent of Lessee, the Agent, the Rent Purchasers or the Lessor assign and pledge all or any portion of the Obligations held by it to any Federal Reserve Bank, the United States Treasury or to any other financial institution as collateral security pursuant to Regulation A of the Federal Reserve Board and any operating circular issued by the Federal Reserve System and/or the Federal Reserve Bank or otherwise; provided, any payment by Lessee for the benefit of the assigning or pledging Participant shall be deemed to satisfy the Lessee's obligations with respect thereto.

                                        -
                                 INDEMNIFICATION

    - GENERAL INDEMNITY. The Lessee, whether or not any of the transactions contemplated hereby shall be consummated, hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person on an After Tax Basis from and against any Claims which may be imposed on, incurred by or asserted against an Indemnified Person in any way relating to or arising or alleged to arise out of (a) the financing, refinancing, ground lease purchase, acceptance, rejection, ownership, design, construction, delivery, acceptance, nondelivery, leasing, subleasing, possession, use, operation, repair, maintenance, modification, transportation, condition, operation, sale, return, repossession (whether by summary proceedings or otherwise), or any other disposition of the Property or any part thereof, (b) any latent or other defects in any property whether or not discoverable by an Indemnified Person or the Lessee; (c) a violation of any Legal Requirement or Requirement of Law, including any violation of Environmental Laws, the Release, presence or use of Hazardous Substances on, at, under or emanating from the Property or other loss of or damage relating to the Property; (d) the Operative Agreements, or any transaction contemplated thereby; (e) any breach by the Lessee of any of its representations or warranties under the Operative Agreements or failure by the Lessee to perform or observe any covenant or agreement to be performed by it under any of the Operative Agreements; (f) personal injury, death or property damage relating to the Property, including Claims based on strict liability in tort; (g) the existence of any Lien on or with respect to the Property, the Improvements, the Equipment, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, the Lessor, or any of their contractors or agents or by reason of the financing of the Property or any personally or equipment purchased or leased by the Lessee or Improvements or Modifications constructed by the Lessee, except Lessor Liens and Liens in favor of the Agent or the Lessor; and
        (h) the Transactions contemplated hereby or by any other Operative Agreement, in respect of the

                                      26.

        application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code; but in any event excluding (x) Claims to the extent such Claims arise solely out of events occurring after the expiration of the Term and after the Lessee's discharge of all its obligations under the Lease and the other Operative Agreements or (y) as to any Indemnified Person, any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnified Person. The Lessee shall be entitled to control, and shall assume full responsibility for the defense of, any Claim; provided, however, that any Indemnified Person named in such Claim may retain separate counsel reasonably acceptable to the Lessee at the expense of the Lessee in the event of and to the extent of an actual conflict. The Lessee and each Indemnified Person agree to give each other prompt written notice of any Claim hereby indemnified against but the giving of any such notice by an Indemnified Person shall not be a condition to the Lessee's obligations under this Section 11.1, except to the extent failure to give such notice materially prejudices the Lessee's rights hereunder. After an Indemnified Person has been fully indemnified for a Claim pursuant to this Section 11.1, and so long as no Event of Default shall have occurred and be continuing, the Lessee shall be subrogated to any right of such Indemnified Person with respect to such Claim. None of the Indemnified Persons shall settle a Claim without the consent of the Lessee, which consent shall not be unreasonably withheld or delayed.

    -   GENERAL IMPOSITIONS INDEMNITY.

    - INDEMNIFICATION. The Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Property and all Indemnified Persons, and hold them harmless against, all Impositions on an After Tax Basis.

    -   PAYMENTS.

           - Subject to the terms of Section 11.2(f), the Lessee shall pay or cause to be paid all Impositions directly to the taxing authorities where feasible and otherwise to the Indemnified Person, as appropriate, and the Lessee shall at its own expense, upon such Indemnified Person's reasonable request, furnish to such Indemnified Person copies of official receipts or other satisfactory proof evidencing such payment.

           - In the case of Impositions for which no contest is conducted pursuant to Section 11.2(f) and which the Lessee pays directly to the taxing authorities, the Lessee shall pay such Impositions thirty (30) days prior to the latest time permitted by the relevant taxing authority for timely payment. In the case of Impositions for which the Lessee reimburses an Indemnified Person, the Lessee shall do so within twenty (20) days after receipt by the Lessee of demand by such Indemnified Person describing in reasonable detail the nature of the Imposition and the basis for the demand (including the computation of the amount payable), but in no event shall the Lessee be required to pay such reimbursement prior to thirty (30) days before the latest time permitted by the relevant taxing authority for timely payment. In the case of Impositions for which a contest is conducted pursuant to Section 11.2(f), the Lessee shall pay such Impositions or reimburse such Indemnified Person for such Impositions, to the extent not previously paid or

                                      27.

               reimbursed pursuant to subsection (a), thirty (30) days prior to the latest time permitted by the relevant taxing authority for timely payment after conclusion of all contests under Section 11.2(f).

           - Impositions imposed with respect to the Property for a billing period during which the Lease expires or terminates (unless a Renewal Term is to apply or the Lessee has exercised the Purchase Option or the Maturity Date Purchase Option with respect to the Property) shall be adjusted and prorated on a daily basis between the Lessee and the Lessor, whether or not such Imposition is imposed before or after such expiration or termination and each party shall pay or reimburse the other for each party's pro rata share thereof.

           - At the Lessee's request, the amount of any indemnification payment by the Lessee pursuant to subsection (a) shall be verified and certified by an independent public accounting firm mutually acceptable to the Lessee and the Indemnified Person. The fees and expenses of such independent public accounting firm shall be paid by the Lessee unless such verification shall result in an adjustment in the Lessee's favor of 10% or more of the payment as computed by the Indemnified Person, in which case such fee shall be paid by the Indemnified Person.

    - REPORTS AND RETURNS. (i) The Lessee shall be responsible for preparing and filing any real and personal property or ad valorem tax returns in respect of the Property. In case any other report or tax return shall be required to be made with respect to any obligations of the Lessee under or arising out of subsection (a) and of which the Lessee has knowledge or should have knowledge, the Lessee, at its sole cost and expense, shall notify the relevant Indemnified Person of such requirement and (except if such Indemnified Person notifies the Lessee that such Indemnified Person intends to file such report or return) (A) to the extent required or permitted by and consistent with applicable law, make and file in its own name such return, statement or report; and (B) in the case of any other such return, statement or report required to be made in the name of such Indemnified Person, advise such Indemnified Person of such fact and prepare such return, statement or report for filing by such Indemnified Person or, where such return, statement or report shall be required to reflect items in addition to any obligations of the Lessee under or arising out of subsection (a), provide such Indemnified Person at the Lessee's expense with information sufficient to permit such return, statement or report to be properly made with respect to any obligations of the Lessee under or arising out of subsection (a). Such Indemnified Person shall, upon the Lessee's request and at the Lessee's expense, provide any data maintained by such Indemnified Person (and not otherwise available to or within the control of the Lessee) with respect to the Property which the Lessee may reasonably require to prepare any required tax returns or reports. Each Indemnified Person agrees to use commercially reasonable efforts to send to the Lessee a copy of any written request or other notice that the Indemnified Person receives with respect to any reports or returns required to be filed with respect to the Property or the transactions contemplated by the Operative Documents, it being understood that no Indemnified Person shall have any liability for failure to provide such copies.

    - INCOME INCLUSIONS. If as a result of the payment or reimbursement by the Lessee of any expenses of any Lessor or the payment of any Transaction Expenses incurred in

                                      28.

        connection with the transactions contemplated by the Operative Documents, the Lessor or any Rent Purchaser shall suffer a net increase in any federal, state or local income tax liability, the Lessee shall indemnify such Persons (without duplication of any indemnification required by subsection (a)) on an After Tax Basis for the amount of such increase. The calculation of any such net increase shall take into account any current or future tax savings realized or reasonably expected to be realized by such person in respect thereof, as well as any interest, penalties and additions to tax payable by the Lessor, the Lender or such Affiliate, in respect thereof.

    - WITHHOLDING TAXES. As between the Lessee on one hand, and any Participant on the other hand, the Lessee shall be responsible for, and, subject to the provisions of Sections 11.2(g) and (h), the Lessee shall indemnify and hold harmless the Participants (without duplication of any indemnification required by subsection (a)) on an After Tax Basis against, any obligation for United States or foreign withholding taxes imposed in respect of payments with respect to the Rent Purchaser Advances or the Lessor Contribution or with respect to Rent payments under the Lease or payments of the Termination Value or the Purchase Option Price (and, if any Participant receives a demand for such payment from any taxing authority, the Lessee shall discharge such demand on behalf of such Participant).

    -   CONTESTS OF IMPOSITIONS.

           - If a written claim is made against any Indemnified Person or if any proceeding shall be commenced against such Indemnified Person (including a written notice of such proceeding), for any Impositions, such Indemnified Person shall promptly notify the Lessee in writing and shall not take action with respect to such claim or proceeding without the consent of the Lessee for thirty
               (30) days after the receipt of such notice by the Lessee; provided, however, that, in the case of any such claim or proceeding, if action shall be required by law or regulation to be taken prior to the end of such 30-day period, such Indemnified Person shall, in such notice to the Lessee, inform the Lessee of such shorter period, and no action shall be taken with respect to such claim or proceeding without the consent of the Lessee before two days before the end of such shorter period; provided, further, that the failure of such Indemnified Person to give the notices referred to in this sentence shall not diminish the Lessee's obligation hereunder except to the extent such failure precludes the Lessee from contesting all or part of such claim.

           - If, within thirty (30) days of receipt after such notice from the Indemnified Person (or such shorter period as the Indemnified Person has notified the Lessee as required by law or regulation for the Indemnified Person to commence such contest), the Lessee shall request in writing that such Indemnified Person contest such Imposition, the Indemnified Person shall, at the expense of the Lessee, in good faith conduct and control such contest (including, without limitation, by pursuit of appeals) relating to the validity, applicability or amount of such Impositions (provided, however, that (A) if such contest involves a tax other than a tax on net income and can be pursued independently from any other proceeding involving a tax liability of such Indemnified Person, the Indemnified Person, at the Lessee's request, shall allow the Lessee to conduct and control such contest

                                      29.

               and (B) in the case of any contest, the Indemnified Person may request the Lessee to conduct and control such contest) by, in the sole discretion of the Person conducting and controlling such contest, (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, or (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings.

           - The party controlling any contest shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of such contest; provided, that all decisions ultimately shall be made in the sole discretion of the controlling party. The parties agree that an Indemnified Person may at any time decline to take further action with respect to the contest of any Imposition and may settle such contest if such Indemnified Person shall waive its rights to any indemnity from the Lessee that otherwise would be payable in respect of such claim and shall pay to the Lessee any amount previously paid or advanced by the Lessee pursuant to this
               Section 11.2 by way of indemnification or advance for the payment of an Imposition other than expenses of such contest.

           - Notwithstanding the foregoing provisions of this Section 11.2, an Indemnified Person shall not be required to take any action and the Lessee shall not be permitted to contest any Impositions in its own name or that of the Indemnified Person unless (A) the Lessee shall have agreed to pay in writing and shall pay to such Indemnified Person on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnified Person actually incurs in connection with contesting such Impositions, including, without limitation, all reasonable legal, accounting and investigatory fees and disbursements and the contested claim if ultimately required to be paid, (B) in the case of a claim that must be pursued in the name of an Indemnified Person (or an Affiliate thereof), the amount of the potential indemnity exceeds $50,000, (C) the Indemnified Person shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Property or the Defeasance Deposit Collateral, or any part thereof or interest therein, will not interfere with the payment of Rent, and will not result in risk of criminal liability, (D) if such contest shall involve the payment of the Imposition prior to the contest, the Lessee shall provide to the Indemnified Person an interest-free advance in an amount equal to the Imposition that the Indemnified Person is required to pay (with no additional net after-tax cost to such Indemnified Person), (E) the Lessee shall have provided to such Indemnified Person an opinion of independent tax counsel selected by the Lessee and reasonably satisfactory to the Indemnified Person stating that a reasonable basis exists to contest such claim (or, in the case of an appeal of an adverse determination, an opinion of such counsel to the effect that the position asserted in such appeal will more likely than not prevail), and (F) no Event of Default shall have occurred and be continuing. In no event shall an Indemnified Person be required to appeal an adverse judicial determination to the United States Supreme Court. In addition, an Indemnified Person shall not be required to contest any claim in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to the contest provisions of this Section 11.2,

                                      30.

               unless there shall have been a change in law (or interpretation thereof) and the Indemnified Person shall have received, at the Lessee's expense, an opinion of independent tax counsel selected by the Indemnified Person and reasonably acceptable to the Lessee stating that as a result of such change in law (or interpretation thereof), it is more likely than not that the Indemnified Person will prevail in such contest.

    - DOCUMENTATION OF WITHHOLDING STATUS. Each Participant (or any successor thereto or Transferee thereof) that is organized under the laws of a jurisdiction outside of the United States of America shall:

           - on or before the date it becomes a party to any Operative Agreement, deliver to the Lessee any certificates, documents or other evidence that shall be required by the Code or Treasury Regulations issued pursuant thereto to establish its exemption from United States Federal withholding requirements, including
               (A) two (2) valid, duly completed, original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly and duly executed, certifying in each case that such party is entitled to receive payments pursuant to the Operative Documents without deduction or withholding of United States Federal income taxes, and (B) a valid, duly completed, original copy of Internal Revenue Service Form W-8 or Form W-9 or applicable successor form, properly and duly executed, certifying that such party is entitled to an exemption from United States of America backup withholding tax; and

           - or before the date that any such form described above expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent such form previously delivered to the Lessee, deliver to the Lessee two (2) further valid, duly completed, original copies of any such form or certification, properly and duly executed.

    - LIMITATION ON TAX INDEMNIFICATION. The Lessee shall not be required to indemnify any Indemnified Person, or to pay any increased amounts to any Indemnified Person or tax authority with respect to any Impositions pursuant to this Section 11.2 to the extent that (i) any obligation to withhold, deduct, or pay amounts with respect to Tax existed on the date such Indemnified Person became a party to any Operative Agreement (and, in such case, the Lessee may deduct and withhold such Tax from payments pursuant to the Operative Agreements), or (ii) such Indemnified Person fails to comply with the provisions of Section 11.2(g) (and, in such case, the Lessee may deduct and withhold all Taxes required by law as a result of such noncompliance from payments made by the Lessee pursuant to the Operative Agreements). With respect to any Transferee of any Participant (including a transfer resulting from any change in the designation of the lending office of a Participant), the Transferee shall not be entitled to any greater payment or indemnification under this Section 11.2 than the transferor would have been entitled to.

    - LIBOR LENDING UNLAWFUL. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Participant to make, continue or maintain LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions as contemplated by the Operative Agreements, (a) such Participant shall

                                      31.

        promptly give written notice of such circumstances to the Lessee, the Lessor and the Rent Purchasers (which notice shall be withdrawn whenever such circumstances no longer exist), (b) such Participant shall undertake reasonable efforts to propose a money rate comparable to LIBOR (the "LIBOR Alternative"), (c) the commitment of such Rent Purchaser or Lessor, as the case may be, hereunder to make, continue or maintain LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Participant to make, continue or maintain LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions, such Participant shall then have a commitment only to make or maintain Rent Purchaser Advances or the Lessor Contributions based on ABR or the LIBOR Alternative, if any, when a LIBOR Rent Purchaser Advance or LIBOR Lessor Contribution is requested and (d) such Participant's Rent Purchaser Advances and Lessor Contributions then outstanding as LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions, if any, shall be converted automatically to Rent Purchaser Advances or Lessor Contributions based on ABR or the LIBOR Alternative, if any, on the respective last days of the then current Interest Periods with respect to such Rent Purchaser Advances and Lessor Contributions or within such earlier period as required by law. If any such conversion of LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Lessee shall pay to such Participant such amounts, if any, as may be required pursuant to
        Section 11.6. In any such case, interest and principal (if any) shall be payable contemporaneously with the related LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions of the other Participants.

    - DEPOSITS UNAVAILABLE. If any of the Participants shall have determined that:

    - Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Participant in its relevant market; or

    - by reason of circumstances affecting the Participant's relevant market, adequate means do not exist for ascertaining the interest rate or Yield, as the case may be, applicable to such Participant's LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions;

        then, upon notice from such Participant to the Lessee and the other Participants, (x) the obligations of the Participants to make or continue any Rent Purchaser Advances or the Lessor Contributions as, or to convert any Rent Purchaser Advances or the Lessor Contribution into, LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions shall be suspended, and (y) each outstanding LIBOR Rent Purchaser Advance or LIBOR Lessor Contribution shall automatically convert into an Rent Purchaser Loan or Lessor Contribution based on ABR or the LIBOR Alternative, if any, on the last day of the current Interest Period applicable thereto.

    -   INCREASED COSTS, ETC.

    - If the adoption of or any change in a Requirement of Law or in the interpretation or application thereof applicable to any Participant, or compliance by any Participant with any request or directive (whether or not having the force of law) from any central bank or

                                      32.

        other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Participant becomes a Participant):

           - shall subject such Participant to any tax of any kind whatsoever with respect to any LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions made, continued or maintained by it or its obligation to make, continue or maintain LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions, or change the basis of taxation of payments to such Participant in respect thereof; or

           - shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, Rent Purchaser Advances and the Lessor Contribution, advances or other extensions of credit by, or any other acquisition of funds by, any office of such Participant which is not otherwise included in the determination of the Adjusted LIBOR Rate hereunder; or

           - shall impose on such Participant any other condition (excluding any Tax of any kind) whatsoever in connection with the Operative Agreements;

and the result of any of the foregoing is to increase the cost to such Participant, by an amount which such Participant reasonably deems to be material, of making, continuing or maintaining LIBOR Advances or LIBOR Lessor Contributions or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Lessee from such Participant, through the Lessor or the Agent, in accordance herewith, the Lessee shall pay such Participant any additional amounts necessary to compensate such Participant for such increased cost or reduced amount receivable; provided, that, in any such case, the Lessee may elect to convert the LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions made by such Participant hereunder to Rent Purchaser Advances or Lessor Contributions based on ABR or the LIBOR Alternative, if any, by giving the Lessor and the Agent at least one (1) Business Day's notice of such election, in which case the Lessee shall promptly pay to such Participant, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 11.6. All payments required by this Section 11.5 shall be made by the Lessee within ten (10) Business Days after demand by the affected Participant. The Lessee shall not be obligated to reimburse any Participant for any increased cost or reduced return incurred more than one hundred eighty (180) days after the date that such Participant receives actual notice of such increased cost or reduced return unless such Participant gives notice thereof to the Lessee in accordance with this Section 11.5 during such one hundred eighty
(180) day period. If any Participant becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Lessee, through the Lessor, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event, and (z) as to the additional amount demanded by such Participant and a reasonably detailed explanation of the calculation thereof (including the method by which such Participant allocated such amounts to the Lessee). Such a certificate as to any additional amounts payable pursuant to this clause submitted by such Participant, through the Lessor, to the Lessee shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Rent Purchaser Advances and the Lessor Contribution and all other amounts payable hereunder.


                                      33.

    - Each Participant shall use its reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 11.5, including, without limitation, a change in the office of such Participant at which its obligations related to this Agreement are maintained if such change will avoid the need for or reduce the amount of, such compensation and will not, in the reasonable judgment of such Participant, be otherwise disadvantageous to it. If any such claim for compensation shall not be eliminated or waived, the Lessee shall have the right to replace the affected Participant with a new financial institution that shall succeed to the rights of such Participant under this Participation Agreement; provided, that such Participant shall not be replaced hereunder until it has been paid in full such claim and all other amounts owed to it hereunder.

    - FUNDING LOSSES. The Lessee agrees to indemnify each Indemnified Person and to hold each Indemnified Person harmless from any loss or expense which such Indemnified Person may sustain or incur (other than through such Person's own gross negligence or willful misconduct) as a consequence of (a) default by the Lessee in making a borrowing of or continuation of Rent Purchaser Advances or the Lessor Contribution which are LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions after the Lessee has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Lessee in making any prepayment of a Rent Purchaser Advance or the Lessor Contribution which is a LIBOR Rent Purchaser Advance or a LIBOR Lessor Contribution after the Lessee has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Rent Purchaser Advances or the Lessor Contribution which are LIBOR Rent Purchaser Advances or LIBOR Lessor Contributions on a day which is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement or any other Operative Agreement and the payment of the Rent Purchaser Advances, the Lessor Contribution and all other amounts payable under the Operative Agreements.

    -   CAPITAL ADEQUACY.

    - If the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case made subsequent to the Closing Date, has or will have the effect of reducing the rate of return on any Participant's or its parent company's capital by an amount such Participant reasonably deems to be material, as a consequence of its commitments or obligations hereunder to a level below that which such Participant or its parent company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Participant's or its parent company's policies with respect to capital adequacy), then, upon notice from such Participant, the Lessee shall pay to such Participant such additional amount or amounts as will compensate such Participant and its parent company for such reduction (it being understood that such parent company shall not be reimbursed to the extent its subsidiary Participant is reimbursed by the Lessee in connection with the same or a similar law, rule, regulation, change, request or directive applicable to such Participant). All payments required by this Section 11.7 shall be made by the Lessee within ten (10) Business Days

                                      34.

        after demand by the affected Participant. The Lessee shall not be obligated to reimburse any Participant for any reduced return incurred more than one hundred eighty (180) days after the date that such Participant receives actual notice of such reduced return unless such Participant gives notice thereof to the Lessee in accordance with this
        Section 11.7 during such one hundred eighty (180) day period. If any Participant becomes entitled to claim any additional amounts pursuant to this Section 11.7, it shall provide prompt notice thereof to the Lessee, through the Lessor and the Agent, certifying (i) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (ii) as to the increased cost or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Participant and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this clause submitted by such Participant, through the Lessor, to the Lessee shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the other Operative Agreements and the payment of the Rent Purchaser Advances, the Lessor Contribution and all other amounts payable hereunder and thereunder.

    - Each Participant shall use its commercially reasonable efforts to reduce or eliminate, any claim for compensation pursuant to this Section 11.7, including, without limitation, a change in the office of such Participant at which its obligations related to the Operative Agreements are maintained if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Participant, be otherwise disadvantageous to it. If any such claim for compensation shall not be eliminated or waived, the Lessee shall have the right to replace the affected Participant with a new financial institution that shall succeed to the rights of such Participant under the Operative Agreements; provided, however, that such Participant shall not be replaced hereunder until it has been paid in full such claim and all other amounts owed to it hereunder.

                                        -
                                  DISTRIBUTION

    - BASIC RENT. Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Lessor shall be distributed by the Lessor to the Lessor and the Agent for the Rent Purchasers pro rata in accordance with, and for application to the Basic Rent then due, as well as any overdue interest or Yield due to the Lessor or the Rent Purchasers (to the extent permitted by applicable law).

    - PURCHASE PAYMENTS BY THE LESSEE. Any payment received by the Lessor as a result of:

    - the purchase of the Property in connection with the exercise of the Purchase Option or Maturity Date Purchase Option under Section 20.1 or
        20.2 of the Lease; or

    - compliance with the obligation to purchase the Property in accordance with Section 17.2 of the Lease; or


                                      35.

    - the payment of the Termination Value in accordance with Section 16.1 of the Lease shall be distributed by the Lessor to the Lessor and the Rent Purchasers in the following order of priority:

                      First, to the Rent Purchasers, pro rata, to pay the Lease Balance Debt; and

                      Second, to the Lessor to pay the Lease Balance Equity.

    - PAYMENT OF LEASE BALANCE DEBT. In accordance with Section 21.1 of the Lease upon the exercise of the remarketing option, the payment of the Maximum Residual Guarantee Amount received by the Lessor shall be distributed to the Agent on behalf of the Rent Purchasers for application to pay in full the Participant Balance of each Rent Purchaser, pro rata among the Rent Purchasers without priority of one over the other in the proportion that the Participant Balance of each such Rent Purchaser bears to the aggregate Participant Balances of all Rent Purchasers.

    - SALES PROCEEDS OF REMARKETING OF PROPERTY. Any payments received by the Lessor as proceeds from the sale of the Property sold pursuant to the exercise of the remarketing option pursuant to Article 21 of the Lease, together with any payment made as a result of an appraisal pursuant to
        Section 21.3 of the Lease, shall be distributed by the Lessor in the funds so received in the following order of priority:

               First, to cover the costs and expenses of such sale;

               Second, to the extent not previously paid as required by Section
12.3 hereof, an amount equal to the amount of the Lease Balance Debt remaining unpaid shall be distributed to the Rent Purchasers, pro rata, as set forth in
Section 12.3;

               Third, an amount equal to the aggregate Lease Balance Equity shall be distributed to the Lessor for application to the Participant Balance of the Lessor; and

               Fourth, the balance, if any, shall be promptly paid to the Lessee.

    - SUPPLEMENTAL RENT. All payments of Supplemental Rent received by the Lessor (excluding any amounts payable pursuant to the preceding provisions of this Section 12) shall be distributed promptly by the Lessor upon receipt thereof to the Persons entitled thereto pursuant to the Operative Agreements.

    -   DISTRIBUTION OF PAYMENTS AFTER EVENT OF DEFAULT.

    - During the continuance of an Event of Default and subject to clause (b) below, all proceeds received by the Lessor from the sale of the Property shall be distributed by the Lessor in the following order of priority:

               First, so much of such payment or amount as shall be required to pay or reimburse the Lessor and the Agent for any tax, fees, expense, indemnification or other

                                      36.

loss incurred by the Lessor or the Agent (to the extent incurred in connection with any duties as the Lessor or as the Agent), shall be distributed to the Lessor for its own account in accordance with the amount of such payment or amount payable to such Person;

               Second, so much of such payments or amounts as shall be required to pay the Rent Purchasers and the Lessor the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents shall be distributed to each such Rent Purchaser and the Lessor without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

               Third, to the Rent Purchasers for application to pay in full the Lease Balance Debt, pro rata among the Rent Purchasers without priority of one over the other in the proportion that the Participant Balance of each such Rent Purchaser bears to the aggregate Participant Balances of all Rent Purchasers and, in the case where the amounts so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Rent Purchasers without priority of one over the other in the proportion that the Participant Balance of each such Rent Purchaser bears to the aggregate Participant Balances of all Rent Purchasers;

               Fourth, to the Lessor in an amount equal to the aggregate Lease Balance Equity shall be distributed to the Lessor for application to the Participant Balance of the Lessor; and

               Fifth, the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to, or as directed by, the Lessee.

    - All payments received and amounts realized by the Lessor in connection with any Casualty or Condemnation during the continuance of an Event of Default shall be distributed by the Lessor as follows:

           - in the event that the Lessor elects to pay all or a portion of such amounts to the Lessee for the repair of damage caused by such Casualty or Condemnation, then such amounts shall be distributed to the Lessee; and

           - in the event that the Lessor elects to apply all or a portion of such amounts to the purchase price of the Property, then such amounts shall be distributed in accordance with clause (a) above.

    -   OTHER PAYMENTS.

    - Except as otherwise provided in Sections 12.1, 12.2, 12.6 and clause (b) below, any payment received by the Lessor for which no provision as to the application thereof is made in the Operative Agreements or elsewhere in this Section 12 (including any balance remaining after the application in full of amounts to satisfy any expressed provision) shall

                                      37.

        be distributed pro rata among the Rent Purchasers and the Lessor without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all the Participant Balances.

    - Except as otherwise provided in Sections 12.1, 12.2 and 12.6, all payments received and amounts realized by the Lessor under the Lease or otherwise with respect to the Property to the extent received or realized at any time after the indefeasible payment in full of the Participant Balances of all of the Rent Purchasers and the Lessor and any other amounts due and owing to the Rent Purchasers or the Lessor, shall be distributed forthwith by the Lessor, in the order of priority set forth in Section 12.6(a).

    - Except as otherwise provided in Sections 12.1 and 12.2, any payment received by the Lessor for which provisions as to the application thereof is made in an Operative Agreement but not elsewhere in this
        Section 12 shall be distributed forthwith by the Lessor to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Agreement.

    - CASUALTY AND CONDEMNATION AMOUNTS. Subject to Section 12.6(b), any amounts payable to and received by the Lessor as a result of a Casualty or Condemnation pursuant to Section 15.1 of the Lease shall be distributed as follows:

    - all amounts payable to and received by the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with
        Section 15.1(a) of the Lease shall be distributed to the Lessee; and

    - all amounts that are to be applied to the purchase price of the Property in accordance with Article 16 of the Lease shall be distributed by the Lessor upon receipt thereof to the Rent Purchasers and the Lessor in the following order of priority:

                      First, to the Rent Purchasers, pro rata, to pay the Lease Balance Debt; and

                      Second, to the Lessor to pay the Lease Balance Equity.

    - ORDER OF APPLICATION. To the extent any payment made to any Rent Purchaser or the Lessor pursuant to Sections 12.2, 12.3, 12.4, 12.6 or
        12.7 is insufficient to pay in full the Participant Balance of such Rent Purchaser or the Lessor, then each such payment shall first be applied to accrued Yield and then to principal on the Rent Purchaser Advances or the Lessor Contributions, as applicable.

                                        -
                                   THE LESSOR

    - DELEGATION OF DUTIES. The Lessor may execute any of its duties hereunder or under the other Operative Agreements by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Lessor shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

                                      38.

    - ACTION BY LESSOR. The obligations of the Lessor hereunder and under the other Operative Agreements are only those expressly set forth herein and therein. Without limiting the generality of the foregoing, the Lessor shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided herein and in the other Operative Agreements.

    - CONSULTATION WITH EXPERTS. The Lessor may consult with legal counsel (who may be counsel for the Lessee, a Rent Purchaser or any Affiliate of any of them), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

    - EXCULPATORY PROVISIONS. Neither the Lessor nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into or verify
        (a) any statement, warranty or representation made in connection with the Operative Agreements; (b) the performance or observance of any of the covenants or agreements of the Lessee; (c) the satisfaction of any condition precedent specified herein or in any other Operative Agreement; (d) the validity, effectiveness or genuineness of any of the Operative Agreements or any other instrument or writing furnished in connection herewith or therewith; (e) the use of the proceeds of any Advance; (f) the existence of any Default or Event of Default; or (g) the properties, books or records of the Lessee.

    - RELIANCE ON COMMUNICATIONS. The Lessor shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessee, independent accountants and other experts selected by the Lessor). The Lessor may deem and treat the Rent Purchasers as the owners of their respective interests hereunder and under the other Operative Agreements for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Lessor in accordance with Section 10 of this Agreement. The Lessor, acting in its capacity as Lessor, shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Operative Agreements unless it shall first receive such advice or concurrence of the Rent Purchasers as it deems appropriate or it shall first be indemnified to its satisfaction by the Rent Purchasers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Lessor shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Operative Agreements in accordance with a request of the Rent Purchasers and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Rent Purchasers (including their successors and assigns).

    - NOTICE OF DEFAULT. The Lessor shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Lessor has received notice from a Rent Purchaser or the Lessee referring to the Operative Agreement, describing such Default or Event of Default and stating that such notice is a "notice of

                                      39.

        default." In the event that the Lessor receives such a notice, the Lessor shall give prompt notice thereof to the Rent Purchasers. The Lessor shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall be directed by the Majority Rent Purchasers; provided that unless and until the Lessor shall have received such directions, the Lessor may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Rent Purchasers except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Rent Purchasers or all Rent Purchasers.

    - NON-RELIANCE ON LESSOR AND OTHER PARTICIPANTS. Each Rent Purchaser expressly acknowledges that neither the Lessor (other than in its role as Participant) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Lessor or any affiliate thereof hereafter taken, including any review of the affairs of the Lessee, shall be deemed to constitute any representation or warranty by the Lessor to any Participant. Each Participant represents to the Lessor that it has, independently and without reliance upon the Lessor or any other Participant, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Lessee and made its own decision to make its proportionate share of the Rent Purchaser Advances hereunder and under the other Operative Agreements and enter into this Participation Agreement and the other Operative Agreements. Each Participant also represents that it will, independently and without reliance upon the Lessor or any other Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Participation Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Lessee. Except for notices, reports and other documents expressly required to be furnished to the Participants by the Lessor hereunder, the Lessor shall not have any duty or responsibility to provide any Participant with any credit or other information concerning: the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of Lessee which may come into the possession of the Lessor or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

    - FAILURE TO ACT. Except for action expressly required of the Lessor hereunder, the Lessor shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Rent Purchasers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

    - DISTRIBUTIONS. The Lessor shall, as promptly as practicable, distribute to each Participant its appropriate portion, if any, of payments received (in good, collected funds) by the Lessor from the Lessee for the account of the Participants or of any such payments so received for the account of such Participant.

                                      40.

                                        -
                                    THE AGENT

    - APPOINTMENT AND AUTHORIZATION; "AGENT". Each Rent Purchaser hereby irrevocably (subject to Section 14.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Operative Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Operative Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Operative Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Rent Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

    - DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Operative Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

    - LIABILITY OF AGENT. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates (collectively, the "Agent-Related Persons") shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Operative Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Rent Purchasers for any recital, statement, representation or warranty made by the Lessee or any Subsidiary or Affiliate of the Lessee, or any officer thereof, contained in this Agreement or in any other Operative Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Operative Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Operative Document, or for any failure of the Lessee or any other party to any Operative Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Rent Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessee or any of the Lessee's Subsidiaries or Affiliates.

    -   RELIANCE BY AGENT.

                                      41.

    - The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Lessee), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Operative Document unless it shall first receive such advice or concurrence of the Majority Rent Purchasers as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Rent Purchasers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Operative Document in accordance with a request or consent of the Majority Rent Purchasers and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Rent Purchasers.

    - For purposes of determining compliance with the conditions specified in Sections 6.1 and 6.2, each Rent Purchaser that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Rent Purchaser for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Rent Purchaser.

    - NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Rent Purchasers, unless the Agent shall have received written notice from a Rent Purchaser or the Lessee referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Rent Purchasers of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Rent Purchasers in accordance with Section 13.6 hereof; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Rent Purchasers.

    - CREDIT DECISION. Each Rent Purchaser acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Lessee and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Rent Purchaser. Each Rent Purchaser represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Lessee and its Subsidiaries, and all applicable Rent Purchaser regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement. Each Rent Purchaser also represents that it will, independently and without reliance upon any Agent-Related Person and based on

                                      42.

        such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Operative Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Lessee. Except for notices, reports and other documents expressly herein required to be furnished to the Rent Purchasers by the Agent, the Agent shall not have any duty or responsibility to provide any Rent Purchaser with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Lessee which may come into the possession of any of the Agent-Related Persons.

    - INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, the Rent Purchasers shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Lessee and without limiting the obligation of the Lessee to do
        so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Rent Purchaser shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Rent Purchaser shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and disbursements of any law firm or internal or external counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Operative Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Lessee. The undertaking in this Section 14.7 shall survive the termination of this Agreement and the resignation or replacement of the Agent.

    - AGENT IN INDIVIDUAL CAPACITY. The Bank of Nova Scotia and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of lending, trust, financial advisory, underwriting or other business with the Lessee and its Subsidiaries and Affiliates as though The Bank of Nova Scotia were not the Agent hereunder and without notice to or consent of the Rent Purchasers. The Rent Purchasers acknowledge that, pursuant to such activities, The Bank of Nova Scotia or its Affiliates may receive information regarding the Lessee or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Lessee or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Rent Purchaser Commitment, The Bank of Nova Scotia shall have the same rights and powers under this Agreement as any other Rent Purchaser and may exercise the same as though it were not the Agent, and the terms "Rent Purchaser" and "Rent Purchasers" include The Bank of Nova Scotia in its individual capacity.

    - SUCCESSOR AGENT. The Agent may resign as Agent upon thirty (30) days' notice to the Rent Purchasers. If the Agent resigns under this Agreement, the Majority Rent Purchasers shall appoint from among the Rent Purchasers a successor agent for the Rent Purchasers. If no successor agent is appointed prior to the effective date of the resignation of the

                                      43.

        Agent, the Agent may appoint, after consulting with the Rent Purchasers and the Lessee, a successor agent from among the Rent Purchasers. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as the Agent shall be terminated. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Section 14 and Sections 11.1 and 11.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Rent Purchasers shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Rent Purchasers appoint a successor agent as provided for above.

                                       -
                                 MISCELLANEOUS

    - SURVIVAL OF AGREEMENTS. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Agreements, and the parties' obligations under any and all thereof, shall survive the execution and delivery of this Agreement, any disposition of any interest of the Lessor in the Property or the Improvements, the payment of the Rent Purchaser Advances and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Agreements. Except as otherwise expressly set forth herein or in other Operative Agreements, the indemnities of the parties provided for in the Operative Agreements shall survive the expiration or termination of any thereof.

    - NO BROKER, ETC. Each of the parties hereto represents to the others that it has not retained or employed any broker, finder or financial adviser to act on its behalf in connection with this Agreement, nor has it authorized any broker, finder or financial adviser retained or employed by any other Person so to act except as set forth on SCHEDULE 15.2 hereto. Any party who is in breach of this representation or who has retained or employed a broker, finder or financial advisor shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation, retainage or employment.

    - NOTICES. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing by nationally recognized courier service and any such notice shall become effective one (1) Business Day after delivery to a nationally recognized courier service specifying overnight delivery and shall be directed to the address of such Person as indicated:

               If to the Lessee, to it at:

               Lam Research Corporation
               4650 Cushing Parkway


                                      44.

               Fremont, CA 94538
               Attention: Craig Garber, Treasurer
               Telephone No.:  (510) 572-1875
               Telecopy No.:   (510) 572-1586

               If to the Lessor, to it at:

               Scotiabanc Inc.
               600 Peachtree Street NE, Suite 2700
               Atlanta, Georgia  30308
               Attention:  William Brown, Managing Director
               Telephone No.:  (404) 877-1501
               Telecopy No.:   (404) 888-8998

               If to the Agent, to it at:

               The Bank of Nova Scotia
               580 California Street, Suite 2100
               San Francisco, California  94104
               Attention:  Chris Osborn
               Telephone No.:  (415) 986-1100
               Telecopy No.:   (415) 397-0791

               If to any Rent Purchaser, to it at such address as may be specified on SCHEDULE 2.1 or otherwise in writing to the other parties hereto.

        From time to time any party may designate a new address for purposes of notice hereunder by notice to each of the other parties hereto.

    - COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

    - AMENDMENTS AND TERMINATION. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought. This Agreement may be terminated by an agreement signed in writing by the parties hereto.

    - HEADINGS, ETC. The Table of Contents and headings of the various Sections and Subsections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

    - PARTIES IN INTEREST. Except as expressly provided herein, none of the provisions of this Agreement are intended for the benefit of any Person except the parties hereto.

                                      45.

    - GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE LESSEE, THE AGENT, THE RENT PURCHASERS AND THE LESSOR EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE LESSEE, THE AGENT, THE RENT PURCHASERS AND THE LESSOR EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS.

    - SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.



    -   LIABILITY LIMITED.

    - The parties hereto agree that except as specifically set forth herein or in any other Operative Agreement, the Lessor shall have no personal liability whatsoever to any Participant or their respective successors and assigns for any claim based on or in respect hereof or any of the other Operative Agreements or arising in any way from the transactions contemplated hereby or thereby and recourse, if any, shall be solely had against the Lessor's interest in the Property; provided, however, that the Lessor shall be liable in its individual capacity (i) for its own willful misconduct or gross negligence, (ii) breach of any of its representations, warranties or covenants under the Operative Agreements, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for acting as a Lessor as contemplated by the Operative Agreements. It is understood and agreed that, except as provided in the preceding sentence: (i) the Lessor shall have no personal liability under any of the Operative

                                      46.

        Agreements as a result of acting pursuant to and consistent with any of the Operative Agreements; (ii) all obligations of the Lessor to any Rent Purchaser are solely nonrecourse obligations except to the extent that the Lessor has received the proceeds to the Rent Purchaser Advances); and (iii) all such personal liability of the Lessor is expressly waived and released as a condition of, and as consideration for, the execution and delivery of the Operative Agreements by the Lessor.

    - No Participant shall have any obligation to any other Participant or to Lessee, the Lessor or the Rent Purchasers with respect to transactions contemplated by the Operative Agreements, except those obligations of such Participant expressly set forth in the Operative Agreements or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party's obligations under the Operative Agreements except as otherwise so set forth.

    - FURTHER ASSURANCES. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and effectuate the intent and purposes of this Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby (including, without limitation, the preparation, execution and filing of any and all Uniform Commercial Code financing statements and other filings or registrations which the parties hereto may from time to time request to be filed or effected). The Lessee, at its own expense, shall take such action as may be reasonably requested in order to maintain and protect all security interests provided for hereunder or under any other Operative Agreement.

    - SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                                        -
                                    RENEWALS

    - EXTENSIONS OF MATURITY DATE AND EXPIRATION DATE. So long as the Lessee has not elected the remarketing option, and no Default or Event of Default shall then exist, the Lessee may, not earlier than one (1) year before the Maturity Date, direct a written request to the Lessor and the Agent that the Expiration Date then in effect under the Lease be extended on terms mutually agreeable to Lessor, Agent and Lessee. Any such renewal term (each, a "Renewal Term") shall be effective only upon the consent of all Participants and each Participant may grant or deny its consent to a renewal of the Lease in its sole discretion.


                                      47.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          LAM RESEARCH CORPORATION,
                                          as Lessee



                                          By:    /s/ Craig Garber
                                                 -------------------------------

                                          Name:  Craig Garber
                                                 -------------------------------

                                          Title: Treasurer
                                                 -------------------------------


                            [PARTICIPATION AGREEMENT]

                                          SCOTIABANC INC.,
                                          as Lessor


                                          By:    /s/ F.C.H. Ashby
                                                 -------------------------------

                                          Name:  F.C.H. Ashby
                                                 -------------------------------

                                          Title: Senior Manager, Loan Operations
                                                 -------------------------------

                                        THE BANK OF NOVA SCOTIA,
                                        as Agent


                                        By:  /s/ Chris Osborn
                                             -------------------------
                                        Name: Chris Osborn
                                             -------------------------
                                        Title: Director
                                              ------------------------

                                        THE BANK OF NOVA SCOTIA,
                                        as a Rent Purchaser

                                        By:  /s/ Chris Osborn
                                             -------------------------
                                        Name: Chris Osborn
                                             -------------------------
                                        Title: Director
                                              ------------------------




                           [PARTICIPATION AGREEMENT]

                                  SCHEDULE 2.1

                               LESSOR COMMITMENT

                                            Amount of Lessor
  Name and Address of Lessor                      Commitment
----------------------------                ----------------
        Scotiabanc Inc.
600 Peachtree Street NE, Suite 2700
Atlanta, Georgia 30308                       $3,203,249.86



                           RENT PURCHASER COMMITMENT

                                                   Amount of Rent
Name and Address of Rent Purchaser           Purchaser Commitment
----------------------------------           --------------------
  The Bank of Nova Scotia
  580 California Street
  San Francisco, California 94104            $23,942,935.39


                                  SCHEDULE 2.6

                              Payment Instructions



FOR THE BANK OF NOVA SCOTIA:

The Bank of Nova Scotia
New York Agency
1 Liberty Plaza
New York, NY
ABA # 026002532
Credit Account # 0610135
BNS San Francisco -- Loan Service
Reference -- Lam Research Corporation

FOR SCOTIABANC INC.:

The Bank of Nova Scotia
New York Agency
1 Liberty Plaza
New York, NY
ABA # 026002532
Credit Account # 0735639
Scotiabanc Inc.
Reference -- Lam Research Corporation

                                   SCHEDULES

Schedule 2.1        Lessor Commitment and Rent Purchaser Commitments
Schedule 2.6        Payment Instructions
Schedule 7.2        Exceptions to Representations and Warranties of the Lessee
Schedule 15.2            Brokers, Finders and Financial Advisors


                                    EXHIBITS

Exhibit A           Form of Pledge Agreement
Exhibit B           Form of Assignment and Acceptance
Exhibit C           Form of Officer's Certificate

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1 THE RENT PURCHASE...................................................1
SECTION 2 LESSOR CONTRIBUTIONS................................................2
  2.1  Lessor Contributions...................................................2
  2.2  Yield..................................................................2
  2.3  Interest Period Selection Elections....................................3
  2.4  Prepayments............................................................4
  2.5  Fees...................................................................4
  2.6  Payments...............................................................4
SECTION 3 SUMMARY OF THE TRANSACTIONS.........................................4
  3.1  Operative Agreements...................................................4
  3.2  Property Acquisition and Lease.........................................4
SECTION 4 THE CLOSING.........................................................5
SECTION 5 FUNDING OF ADVANCES.................................................5
  5.1 General.................................................................5
  5.2  Procedures for Funding.................................................5
  5.4  Pledged Collateral.....................................................6
SECTION 6 CONDITIONS OF THE CLOSING AND ADVANCES..............................7
  6.1  General Conditions to the Closing Date.................................7
  6.2  Conditions to Rent Purchasers' and Lessor's Obligations to
       Make Rent Purchaser Advances and Lessor Contributions..................9
SECTION 7 REPRESENTATIONS AND WARRANTIES.....................................10
  7.1  Representations and Warranties of the Lessor on the Closing Date......10
  7.2  Representations and Warranties of the Lessee on the Closing Date
       and the Funding Date..................................................12
SECTION 8 PAYMENT OF CERTAIN EXPENSES........................................17
  8.1  Transaction Expenses..................................................17
  8.2  Brokers' Fees and Stamp Taxes.........................................17
  8.3  Certain Fees and Expenses.............................................17
  8.4  Commitment Fee........................................................17
SECTION 9 OTHER COVENANTS AND AGREEMENTS.....................................18
  9.1  Cooperation with the Lessee...........................................18
  9.2  Covenants of the Lessor...............................................18
  9.3  Covenants of the Lessee...............................................19
SECTION 10 TRANSFER OF INTEREST..............................................23
 10.1  Assignments...........................................................23
 10.2  Participations........................................................24
 10.3  Disclosure of Information; Pledge Under Regulation A. ................24
SECTION 11 INDEMNIFICATION...................................................25
 11.1  General Indemnity.....................................................25






                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----
     11.2   General Impositions Indemnity....................................26
     11.3   LIBOR Lending Unlawful...........................................30
     11.4   Deposits Unavailable.............................................31
     11.5   Increased Costs, etc.............................................31
     11.6   Funding Losses...................................................33
     11.7   Capital Adequacy.................................................33
SECTION 12  DISTRIBUTION.....................................................34
     12.1   Basic Rent.......................................................34
     12.2   Purchase Payments by the Lessee..................................34
     12.3   Payment of Lease Balance Debt....................................34
     12.4   Sales Proceeds of Remarketing of Property........................35
     12.5   Supplemental Rent................................................35
     12.6   Distribution of Payments after Event of Default..................35
     12.7   Other Payments...................................................36
     12.8   Casualty and Condemnation Amounts................................36
     12.9   Order of Application.............................................37
SECTION 13  THE LESSOR.......................................................37
     13.1   Delegation of Duties.............................................37
     13.2   Action by Lessor.................................................37
     13.3   Consultation with Experts........................................37
     13.4   Exculpatory Provisions...........................................37
     13.5   Reliance on Communications.......................................38
     13.6   Notice of Default................................................38
     13.7   Non-Reliance on Lessor and Other Participants....................38
     13.8   Failure to Act...................................................39
     13.9   Distributions....................................................39
SECTION 14  THE AGENT........................................................39
     14.1   Appointment and Authorization; "Agent"...........................39
     14.2   Delegation of Duties.............................................39
     14.3   Liability of Agent...............................................40
     14.4   Reliance by Agent................................................40
     14.5   Notice of Default................................................40
     14.6   Credit Decision..................................................41
     14.7   Indemnification of Agent.........................................41
     14.8   Agent in Individual Capacity.....................................42
     14.9   Successor Agent..................................................42
SECTION 15  MISCELLANEOUS....................................................42
     15.1   Survival of Agreements...........................................42
     15.2   No Broker, etc...................................................42

                                      ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                 PAGE
   15.3   Notices..............................................   43
   15.4   Counterparts.........................................   44
   15.5   Amendments and Termination...........................   44
   15.6   Headings, etc........................................   44
   15.7   Parties in Interest..................................   44
   15.8   Governing Law; Waiver Of Jury Trial..................   44
   15.9   Severability.........................................   44
   15.10  Liability Limited....................................   45
   15.11  Further Assurances...................................   45
   15.12  Successors and Assigns...............................   45

SECTION 16  RENEWALS...........................................   45
   16.1   Extensions of Maturity Date and Expiration Date......   45



                                      iii.